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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

PROTECTION ONE, INC. (Name of Registrant As Specified In Its Charter)

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May 15, 2009

Dear Stockholder:

        I cordially invite you to the 2009 annual meeting of stockholders of Protection One, Inc. The meeting this year is at 10:00 A.M., Central Daylight Saving Time, on Wednesday, June 24, 2009 at the offices of Protection One, Inc., 4221 W. John Carpenter Freeway, Irving, Texas 75063. The attached notice of annual meeting and Information Statement describes the items currently anticipated to be acted upon by stockholders at the annual meeting. Affiliates of Quadrangle Group LLC and Monarch Alternative Capital LP own approximately 70% of our Common Stock as of April 23, 2009 and we have been informed that these affiliates intend to cast the votes of all of their outstanding shares for the election of the nominees identified in the attached Information Statement. Accordingly, please note that no proxies will be solicited by the Board of Directors in connection with the meeting.

        One of the purposes of the Information Statement is to give you important information regarding Protection One's Board of Directors and executive management. We urge you to read the Information Statement carefully.

        On behalf of the management and directors of Protection One, Inc., I want to thank you for your continued support and confidence in Protection One. I look forward to seeing you at the 2009 annual meeting.

Sincerely,

RICHARD GINSBURG President and Chief Executive Officer

PROTECTION ONE, INC.
1035 N. 3rd Street, Suite 101
Lawrence, Kansas 66044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 A.M., Central Daylight Saving Time, on Wednesday, June 24, 2009
Place:	Protection One, Inc. 4221 W. John Carpenter Freeway Irving, Texas 75063
Purpose:	• To elect nine directors to serve for a term of one year; and
• To conduct business properly raised before the meeting and any adjournment or postponement of the meeting
Record Date:
The Special Record and Meeting Date Committee of the Board of Directors has fixed the close of business on April 30, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available for examination at the annual meeting and at 4221 W. John Carpenter Freeway, Irving, Texas 75063 for ten days before the annual meeting between 9 A.M. and 5 P.M. Central Daylight Saving Time. Persons will be admitted to the meeting upon verification of their shareholdings in Protection One. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 30, 2009, the record date for voting.

By order of the Board of Directors,

J. ERIC GRIFFIN Corporate Secretary

PROTECTION ONE, INC.
1035 N. 3rd Street, Suite 101
Lawrence, Kansas 66044

INFORMATION STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

General

        This Information Statement is being distributed in connection with the 2009 annual meeting of stockholders of Protection One, Inc. ("Protection One," "company," "Company," "we," "our," "us" or other words of similar import) to be held at our offices at 4221 W. John Carpenter Freeway, Irving, Texas 75063 on Wednesday, June 24, 2009 at 10:00 A.M. Central Daylight Saving Time.

        Stockholders may attend the annual meeting in person or send a personal representative who may vote such stockholder's shares pursuant to a duly executed proxy in favor of such personal representative.

        Affiliates of Quadrangle Group LLC (the "Quadrangle Stockholders") and affiliates of Monarch Alternative Capital LP (the "Monarch Stockholders" and, together with the Quadrangle Stockholders, the "Principal Stockholders") owned approximately 70% of our Common Stock as of April 30, 2009. We have been informed that the Principal Stockholders intend to cast the votes of all of their outstanding shares of Common Stock for the election of the nominees for director named in "Election of Directors," below. Accordingly, the nominees are expected to be elected. Your vote is not being solicited in connection with the election of the director nominees. Nevertheless, you are welcome to vote at the annual meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

        This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about May 15, 2009.

        Our principal executive offices are located at 1035 N. 3rd Street, Suite 101, Lawrence, Kansas 66044, and our telephone number is (785) 856-9368.

Important Notice of Internet Availability of Proxy Materials

        As permitted by the federal securities laws, Protection One is making this Information Statement and Annual Report on Form 10-K for the period ended December 31, 2008 (sometimes referred to as the "proxy materials") available to our stockholders primarily via the Internet instead of mailing printed copies of these materials to each stockholder. On or about May 15, 2009, we intend to mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability, or "Notice," containing instructions on how to access our proxy materials, including the Information Statement and Annual Report on Form 10-K for the period ended December 31, 2008. We intend to make this Information Statement available to our stockholders on or about May 15, 2009. This Information Statement and Annual Report on Form 10-K for the period ended December 31, 2008, along with directions to the annual meeting are available for viewing on the Internet at: http://investor.shareholder.com/poi/proxy.cfm.

        If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail unless you request printed materials. If you wish to receive printed proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

Voting

        The Special Record and Meeting Date Committee of the Board has selected the close of business on April 30, 2009 (the "Record Date") as the time for determining the holders of record of our common stock, par value $0.01 per share ("Common Stock"), entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Shares of our Common Stock outstanding on the record date are the only securities which entitle holders to vote at the annual meeting or any adjournment or postponement thereof. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum.

        On April 23, 2009 there were 25,316,529 shares of our Common Stock outstanding. For the election of directors, each stockholder has the right to vote the number of shares he, she, or it owns for as many persons as there are directors to be elected. The directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the nine nominees receiving the highest number of votes will be elected. In tabulating the number of votes cast, withheld votes, abstentions and broker non-votes are not included. There is no cumulative voting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        This section includes information referenced in Part III, Item 10, Directors, Executive Officers and Corporate Governance, of our Annual Report on Form 10-K for the period ended December 31, 2008.

Election of Directors

        Nine directors will be elected at the annual meeting, each of whom is expected to serve until our next annual meeting of stockholders or until his or her successor has been duly elected and qualified. Each nominee has consented to being named as a nominee and to serve, if elected. While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more are unable to do so, the Principal Stockholders are expected to vote for substitute nominees selected by our Board.

        In connection with our restructuring in 2005, we entered into a stockholders agreement with the Principal Stockholders. The stockholders agreement was amended and restated on April 2, 2007. The stockholders agreement, as amended, contains certain agreements with respect to our corporate governance, including, but not limited to, the composition of our Board of Directors. In addition, under the Agreement and Plan of Merger dated December 20, 2006 by and between Protection One, Tara Acquisition Corp. and Integrated Alarm Services Group, Inc. ("IASG") (the "Merger Agreement"), pursuant to which IASG was merged into one of our wholly-owned subsidiaries (which we refer to as the IASG merger), we agreed to take all requisite action to ensure that Raymond C. Kubacki and Arlene M. Yocum, both former IASG directors, would serve as members of our Board for a period of not less than two years from April 2, 2007. On April 2, 2007, Mr. Kubacki and Ms. Yocum were appointed to our Board. The amended and restated stockholders agreement provides that the parties thereto and the company will use their reasonable best efforts to cause our Board of Directors to consist of nine members, comprised as follows:

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  three members designated by POI Acquisition, L.L.C. ("POIA"), an affiliate of Quadrangle Group LLC, subject to POIA's maintenance of a certain threshold of ownership in us (and provided that for so long as POIA owns at least 40% of our Common Stock, it shall have the right to cause our Board of Directors to be increased by two directors and designate such directors);

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  two members designated by Monarch Alternative Capital LP, subject to Monarch Alternative Capital LP's maintenance of a certain threshold of ownership in us;

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  Mr. Kubacki and Ms. Yocum or their successors were required to be nominated and appointed in accordance with the IASG merger Agreement for a period of not less than two years from April 2, 2007;

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  our President and Chief Executive Officer, Richard Ginsburg; and

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  one other independent director selected by a majority of the other directors.

The nominees for director this year are:

Name	Age	Background
Richard Ginsburg	40	Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001 and President since July 2001. Mr. Ginsburg holds a BS in communications from the University of Miami. He was a founder of Guardian International, a security monitoring company, and served as its President and Chief Executive Officer from August 1996 to April 2001.
Raymond C. Kubacki	64
		Mr. Kubacki has served as our director since the IASG merger in April 2007. Mr. Kubacki served as a director of IASG from June 2004 until the IASG merger and was a member of IASG's audit, independent, compensation and governance and nominating committees. Since July 1991, Mr. Kubacki has served as President and Chief Executive Officer of Psychemedics Corporation, a public biotechnology company with a proprietary drug test product. He has also served as Chairman of the Board of Directors of Psychemedics since November 2003. Prior to joining Psychemedics, he held senior management positions in marketing and operations with Reliance Electric Company and ACME Cleveland Corporation and was an investment officer for Massachusetts Investors Trust, a major mutual fund investment management company. He is also a trustee for the Center for Excellence in Education based in Washington, D.C. Mr. Kubacki received his AB and MBA from Harvard University.
Robert J. McGuire	72
		Mr. McGuire has served as our director since March 2005. Mr. McGuire holds an LL.M. from New York University Law School, a JD from Saint John's University Law School and a BA from Iona College. Mr. McGuire is an attorney and consultant with offices in New York City. Mr. McGuire is a former Assistant United States Attorney and a former New York City Police Commissioner. He is a former Chairman and Chief Executive of Pinkerton's Inc. and former President of Kroll Associates, Inc. Mr. McGuire serves on the Boards of Artio Global Funds, Mutual of America Life Insurance Company, and Six Flags, Inc.

Name	Age	Background
Jeff Nordhaus	41	Mr. Nordhaus was appointed to our Board as a Quadrangle designee in December 2008. Mr. Nordhaus is a Managing Principal of Quadrangle Group LLC, an affiliate of POIA. Mr. Nordhaus holds an AB degree with honors from Harvard University. Prior to joining Quadrangle in 2001, Mr. Nordhaus was a Vice President in the Investment Banking Division of Goldman, Sachs & Company. Mr. Nordhaus also serves on the following boards: Dice Holdings, a publicly traded online recruitment company; Bresnan Broadband Holdings and Cequel Communications Holdings, privately-held U.S. broadband cable television providers; and Get, a Norwegian cable broadband provider.
Alex Hocherman	31
		Mr. Hocherman was appointed to our Board as a Quadrangle designee in April 2009. Mr. Hocherman joined Quadrangle Group LLC, an affiliate of POIA, in 2006 and is a Vice President focused on the firm's media and communications private equity business. Prior to joining Quadrangle, Mr. Hocherman was an Associate at Bain Capital where he focused on private equity investments. He also worked as an Associate Consultant at Bain & Company. He received an MBA from the Wharton School at the University of Pennsylvania where he was the Ford Fellow and a Palmer Scholar, and graduated with a BA, magna cum laude, in economics from Dartmouth College, where he was a member of Phi Beta Kappa.
Thomas J. Russo	67
		Mr. Russo has served as our director since April 2007 as a Monarch designee. Mr. Russo has served as a partner and president of StepStone Hospitality, a hotel and restaurant management company, since 2007. Mr. Russo has 40 years of management experience in domestic and international operations of foodservice, lodging and consumer goods companies. Mr. Russo holds a BS degree from Fordham University and a degree of Doctor of Business Administration in Foodservice Management from Johnson and Wales University. Mr. Russo is Vice Chairman of Leadership Roundtable and past Chairman of the Massachusetts Restaurant Association. He serves on the boards of the National Restaurant Association, Oneida Ltd and Margarita, Inc.
Edward Sippel	36
		Mr. Sippel was appointed to our Board as a Quadrangle designee in April 2008. Mr. Sippel is a Managing Principal of Quadrangle Group LLC, an affiliate of POIA. Mr. Sippel holds a BA degree from Georgetown University. Prior to joining Quadrangle in 2007, Mr. Sippel was a Managing Director and Partner at TVG Capital Partners, a private equity firm based in Hong Kong, from its inception in 1998 to 2007. Prior to joining TVG Capital Partners, Mr. Sippel was with the Asian Infrastructure Fund in Hong Kong and Morgan Stanley's Global Communications Group in New York.

Name	Age	Background
Michael Weinstock	48	Mr. Weinstock has served as our director since February 2005 as a Monarch designee. He is Managing Principal of Monarch Alternative Capital LP, an affiliate of the Monarch Stockholders. Mr. Weinstock holds a BS in economics from the Wharton School of the University of Pennsylvania and an MBA from Harvard Business School. Prior to joining Monarch's predecessor in 2002, Mr. Weinstock was a Managing Director of Lazard Freres & Co. and was an investment banker with Salomon Brothers and Goldman Sachs.
Arlene M. Yocum	51
		Ms. Yocum has served as our director since the IASG merger in April 2007. Ms. Yocum served as director of IASG from October 2005 until the IASG merger and was the chairperson of both the governance and nominating committee and the independent director committee. Ms. Yocum has served as Executive Vice President, Managing Executive of PNC Wealth Management Group, since 2003. From 2000 to 2003 Ms. Yocum was an Executive Vice President of the Institutional Investment Group of PNC Wealth Management. From 1993 to 2000, Ms. Yocum held management and executive positions within PNC. Ms. Yocum also serves as a director of Key Energy Services, Inc., which is headquartered in Houston, TX. Ms. Yocum is a Trustee and Vice President of the Philadelphia Community College foundation and a member of the American Bankers Association Wealth Management and Trust Conference Board.

 INFORMATION ABOUT THE BOARD OF DIRECTORS

Compensation of Directors

        During 2008, our non-employee directors received compensation for their services as set forth in the table below. Directors who are our employees do not receive additional compensation for their services as directors. As such, Mr. Ginsburg received no compensation for his services as a director.

Director Compensation for 2008

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Raymond C. Kubacki	50,000		35,727	—	—	—	—	85,727
Robert J. McGuire	76,875		43,790	—	—	—	—	120,665
Henry Ormond	47,500	(2)	—	—	—	—	—	47,500
Steven Rattner	40,000	(2)	—	—	—	—	—	40,000
Thomas J. Russo	40,000		35,727	—	—	—	—	75,727
Ed Sippel	26,667	(2)	—	—	—	—	—	26,667
David A. Tanner(4)	21,667		—	—	—	—	—	21,667
Michael Weinstock	40,000	(3)	—	—	—	—	—	40,000
Arlene Yocum	47,083		35,727	—	—	—	—	82,810

(1)
"Stock Awards" represents the amortization under Statement of Financial Accounting Standard No. 123R ("SFAS 123R"), Share-Based Payment, of Restricted Share Units (RSUs) awards. In 2008, each independent director received an annual grant of $65,000 of RSUs, one quarter of which vests on the grant date in each of the 4 years following the grant. The 2008 annual grants were made as of June 4, 2008 when the stock price was $8.15 per share. Mr. McGuire, Mr. Kubacki, Mr. McGuire, Mr. Russo, and Ms. Yocum were each granted 7,975 RSUs in 2008, of which none had vested as of December 31, 2008. The fair market value of each such director's RSUs on the grant date was $65,000. As of December 31, 2008, Mr. Kubacki, Mr. Russo and Ms. Yocum each held 14,061 unvested RSUs and each received 2,029 shares in 2008 in exchange for vested RSUs granted in 2007. Mr. McGuire held 15,061 unvested RSUs as of December 31, 2008, and has received 4,029 shares for previously vested RSUs.

(2)
Director compensation was paid to Quadrangle Group LLC. Mr. Ormond, Mr. Rattner and Mr. Sippel received no direct compensation from us for their services as our directors. Mr. Ormond resigned from the Board on December 16, 2008. Mr. Rattner resigned from the Board on February 23, 2009.

(3)
Director compensation was paid to Monarch Alternative Capital LP. Mr. Weinstock received no direct compensation from us for his services as our director.

(4)
Mr. Tanner resigned from the Board on April 15, 2008. None of the RSUs issued to Mr. Tanner in 2007 had vested and, therefore, all were forfeited upon his resignation.

Director Compensation

        All of our directors, except those who are our employees, receive compensation in accordance with a compensation plan that was approved by the Board. The following is the compensation plan for service as a non-employee director for 2008:

Annual retainer	$40,000
Annual retainer for Audit Chair	$25,000
Annual retainer for Compensation Chair	$15,000
Annual retainer for Audit Committee Member	$10,000
Annual retainer for Compensation Committee Member	$7,500
Initial equity award: value of initial grant of Restricted Share Units to a new member(1)	$40,000
Annual equity award: value of Restricted Share Units(1)	$65,000

(1)
Restricted Share Units are granted only to the independent members of our Board and are granted on the date of the Company's annual meeting of stockholders.

        A total of 31,900 restricted share units were issued to directors on June 4, 2008 under the 2008 Long-Term Incentive Plan ("LTIP"). The 2008 LTIP, approved by the Company's stockholders on June 4, 2008, is an equity compensation plan that satisfies certain requirements of the Marketplace Rules of The Nasdaq Stock Market and certain requirements of the Internal Revenue Code of 1986, as amended, and regulations thereunder, referred to collectively as the Code, relating to deductibility of certain performance-based executive compensation. The 2008 LTIP provides for the granting of incentive and nonqualified stock options, stock appreciation rights, restricted shares and restricted share units, performance awards and other equity-based awards to directors, officers and key employees. Under the LTIP, 1.5 million shares are reserved for issuance, subject to such adjustment as may be necessary to reflect changes in the number or kinds of shares of common stock or other securities of Protection One. No other equity-based awards have been granted under the plan as of December 31, 2008.

Director Independence

        Because the Principal Stockholders own approximately 70% of our Common Stock, we qualify as a "controlled company" based upon the criteria set forth in the Marketplace Rules of The Nasdaq Stock Market (the "Nasdaq Marketplace Rules"). As a result, we are not required to have, among other things, a majority of our Board of Directors comprised of independent directors, nor are we required to have a compensation committee or nominating committee consisting solely of independent directors. Currently, Mr. Kubacki, Mr. McGuire, Mr. Russo and Ms. Yocum qualify as independent under the Nasdaq Marketplace Rules. Furthermore, Mr. McGuire, Mr. Kubacki and Ms. Yocum, members of the Audit Committee, also qualify as independent based upon the criteria set forth in Section 10A(m)(3) under the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Nordhaus, Mr. Hocherman and Mr. Sippel are not "independent" under the Nasdaq Marketplace Rules due to their respective affiliations with the Quadrangle Stockholders. Mr. Weinstock is not "independent" under the Nasdaq Marketplace Rules due to his affiliation with the Monarch Stockholders. Mr. Ginsburg is not independent under the Nasdaq Marketplace Rules because he is our Chief Executive Officer.

Board Meetings and Committees of the Board of Directors

        Our Board met five times during 2008. All directors attended each of the Board and committee meetings held while they served as a director or member of a committee. Given that the Principal Stockholders owned approximately 70% of our common stock as of April 30, 2009 and have informed us that they intend to cast the votes of all of their outstanding shares of Common Stock for the election of the nominees for director named in "Election of Directors," below, which is the only item of business for this meeting, our directors are not required to attend our annual meeting. Mr. Ginsburg was the only director present at the 2008 annual meeting.

        The Board has a standing Audit Committee and a standing Compensation Committee. Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee. The charters are available on our website at www.protectionone.com and in print to stockholders upon request submitted to our principal executive offices. These committees are described below.

        The Board does not have a standing Nominating Committee. The Board is of the view that it is appropriate for us not to have such a committee because the stockholders agreement with the Principal Stockholders which is described above in "Election of Directors," specifies how our Board will be configured. If and when it becomes necessary to nominate or appoint a new member to the Board, subject to the terms of the stockholders agreement, all members will have input into the nomination or appointment, as applicable.

Audit Committee; Financial Expert

        The Audit Committee has responsibility for the appointment, compensation, termination and oversight of the work of our independent registered public accountants. The Audit Committee oversees the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accountants' qualifications and independence and the performance of our internal audit function.

        Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accountants have the responsibility to express an opinion on the financial statements and internal control over financial reporting based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

        During 2008 members of the Audit Committee were Mr. McGuire (chairman), Mr. Kubacki, Mr. Tanner and Ms. Yocum. Effective April 15, 2008, Mr. Tanner resigned from the Board and was replaced on the Audit Committee by Ms. Yocum. Since joining the Board in March 2005, Mr. McGuire has served as the Audit Committee Chairman. The Board of Directors has determined that Mr. Kubacki meets the Securities and Exchange Commission criteria for an "audit committee financial expert." Mr. Kubacki's qualifications include experience in evaluating financial information in his current position as President and Chief Executive Officer of Psychemedics Corporation, which is a public company whose common stock is listed on the Nasdaq, and in his former position as an investment officer with Massachusetts Investors Trust, a mutual fund investment management company.

Compensation Committee

        The Compensation Committee establishes the salaries and bonuses for our executive officers and reviews and makes recommendations to the Board regarding our compensation and benefit plans. Current members of the Compensation Committee are Mr. McGuire (chairman) and Mr. Nordhaus. During 2008, Mr. Tanner served as chairman of the committee through his resignation from the Board on April 15, 2008. Subsequent to Mr. Tanner's resignation from the Board, Mr. McGuire has served as chairman of the Compensation Committee. Mr. Ormond was a member of the Compensation Committee from April 16, 2008 through his resignation from the Board on December 16, 2008. Mr. Nordhaus replaced Mr. Ormond on the Compensation Committee effective December 16, 2008. As described under "Director Independence," because we are a "controlled company" under the marketplace rules of The Nasdaq Stock Market, we are not required to have a compensation committee comprised entirely of independent members. The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, including to a subcommittee consisting entirely of directors who are deemed to be non-employee directors and outside directors for purposes of potentially applicable securities regulations and tax regulations, respectively.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        Members of the Compensation Committee during 2008 are set forth above. During 2008, no Compensation Committee member was an officer or employee of ours or our subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission, except as described under "Certain Relationships and Related Transactions" as a result of the affiliation of Messrs. Nordhaus, Hocherman, Sippel, Ormond, and Rattner with Quadrangle Group LLC, Mr. Weinstock's affiliation with Monarch Alternative Capital, LP, and Mr. Tanner's affiliation with Arlon Group. None of our executive officers served as a member of the Compensation Committee or as a director of any company where an executive officer of that company is a member of our Compensation Committee. The members of the Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our Board members are reported below.

Family Relationships

        There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

        None of our directors, executive officers or holders of over 5% of our Common Stock is a party adverse to us or any of our subsidiaries in any material legal proceedings.

Communication with Directors

        Stockholders may send communications to our directors as a group or individually, c/o the Corporate Secretary at 1035 N. 3rd Street, Suite 101, Lawrence, Kansas 66044. Stockholder communications will be reviewed by the Corporate Secretary for relevance to our business and then appropriate communications will be forwarded to the intended director(s).

EXECUTIVE COMPENSATION AND RELATED INFORMATION

        This section includes information referenced in Part III, Item 10, Directors, Executive Officers and Corporate Governance, Item 11, Executive Compensation and Item 12, Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters, of our Annual Report on Form 10-K for the period ended December 31, 2008.

Executive Compensation

        The individuals who served as our Chief Executive Officer and as our Chief Financial Officer during 2008, as well as our three other most highly compensated executive officers, are referred to as the "named executive officers." The named executive officers were Richard Ginsburg, Darius G. Nevin, Peter Pefanis, Kimberly Lessner and Tony Wilson, and are listed in the Summary Compensation Table below. The following compensation discussion and analysis, executive compensation tables and related narrative describe the compensation awarded to, earned by or paid to the named executive officers for services provided to us in 2008, their outstanding equity awards at the end of 2008 and their compensation arrangements with us.

Compensation Discussion and Analysis

Overview, Philosophy and Objectives of Executive Compensation

        The Compensation Committee of our Board of Directors has authority to establish the salaries, bonuses and equity plan participation levels for the named executive officers. The Compensation Committee also has the authority to review and approve employment agreements, severance arrangements and retirement plans for the named executive officers, to oversee the design and administration of equity-based and incentive compensation plans and otherwise to review and approve our compensation plans. Together with the full Board of Directors, the Compensation Committee evaluates the performance of our Chief Executive Officer and, with input from the Chief Executive Officer, evaluates the performance of our other named executive officers. Our Board of Directors also has the authority to perform the responsibilities and duties of the Compensation Committee.

        We compensate our named executive officers primarily through a combination of base salary, annual bonus and equity compensation. The primary objectives of the Compensation Committee with respect to the compensation of our named executive officers are to attract, motivate and retain talented and dedicated executives, to foster a team orientation toward the achievement of company-wide business objectives and to link the interests of the named executive officers with those of our stockholders. The Compensation Committee's compensation philosophy with respect to the named executive officers includes the following general elements: providing competitive base salaries and annual bonus targets; rewarding achievement of company financial performance objectives as well as individual managerial effectiveness; and emphasizing equity incentives for named executive officers. Participation in our stock option programs has also been extended to certain employees, in addition to certain executive officers, based on their perceived potential to contribute to increasing stockholder value.

Base Salary

        The minimum base compensation for Messrs. Ginsburg, Nevin, Pefanis, and Wilson was established in 2004. At that time, our Board of Directors, which was then performing the functions of the Compensation Committee, considered

  •
  our historical operating performance and trends;

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  the need to maintain the continuity and focus of our management team through an impending financial restructuring;

  •
  our goal of delivering competitive compensation to our management team;

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  the recommendations of a compensation consultant and the competitive compensation data and analyses developed by the compensation consultant; and

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  with respect to those executives other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.

        To assist our Board of Directors in evaluating base salaries and bonus opportunities in June 2004, a compensation consultant was selected by our Board and was instructed to ensure that our compensation programs were appropriate to motivate, retain and compensate senior management through an impending financial restructuring. The compensation consultant developed compensation data obtained from surveys of compensation practices for a broad cross-section of companies representing diverse industries, performance, capital structure and competitive challenges. Where possible, the compensation consultant used regression analysis to adjust the data to our revenue size. The compensation data provided by the compensation consultant was based on data obtained from the following survey sources: Towers Perrin Executive Compensation Database—Single Regression Report (March 2003), Towers Perrin Executive Compensation Data Base—Descriptive Statistics Report (March

2003), Towers Perrin Long-Term Incentive Plan Report (March 2003) and Watson Wyatt Top Management Compensation survey (April 2003). The salaries as of Messrs. Ginsburg, Nevin, and Pefanis as of June 2004 were found to range from the 46th percentile to the 61st percentile for competitive base salary for their position, and these base salary levels were left unchanged in the employment agreements that the Company subsequently entered into with each of the named executive officers. Mr. Wilson was our lowest paid executive officer in 2004 and the compensation consultant did not find sufficient comparable data to provide an equivalent range for his salary.

        Each of Messrs. Ginsburg, Nevin, Pefanis, and Wilson entered into an employment agreement in 2004 which provides that the executive officer will receive a base salary of not less than the amount specified in the employment agreement, and that the base salary is subject to review annually by the Compensation Committee or our Board of Directors. The base salary of Messrs. Ginsburg, Nevin, Pefanis, and Wilson remained at the minimum amount required in their respective 2004 employment agreements until the Compensation Committee approved cost-of-living influenced increases to the base salaries of the named executive officers in 2007. Additional cost-of-living increases were approved in 2008 for each named executive officer other than Mr. Wilson. Mr. Ginsburg and Mr. Nevin chose to defer the commencement of their respective cost-of-living increases in 2008, though such increase are to be included in the definition of base salary for annual bonus and change in control compensation purposes. In approving these increases, the Compensation Committee considered consumer price index increases since the month in which each named executive officer's base salary had last been increased and, in the case of Mr. Pefanis, Mr. Nevin, Ms. Lessner and Mr. Wilson, the recommendation of the Chief Executive Officer.

        After completion of the IASG merger on April 2, 2007, the Compensation Committee agreed to increase Mr. Wilson's base salary from $154,200 to $235,000 to reflect the increase in his responsibilities as President of the Wholesale Segment of the Company which nearly quadrupled in terms of monthly recurring revenue with the IASG merger. The Compensation Committee also considered the compensation of other executive officers in establishing his base pay.

        Ms. Lessner was hired as our executive vice president and chief marketing officer in March 2007. We engaged a nationally recognized executive search firm to assist us in identifying candidates and in negotiating employment terms consistent with market requirements for a chief marketing officer for a company with our characteristics following the IASG merger. Ms. Lessner's employment agreement provided an annual base salary of not less than $265,000. As of April 15, 2009, Ms. Lessner resigned as executive vice president and chief marketing officer of the Company.

        The base salary of our named executive officers is intended to provide a competitive base level of pay for the services they provide. We believe that the fixed base annual salary levels for the named executive officers helps us to retain qualified executives and provides a measure of income stability that may lessen potential pressures for the named executive officers to take possibly excessive risks to achieve performance measures under incentive compensation arrangements. The Summary Compensation Table reflects the base salary of each of our named executive officers for 2008.

Annual Bonus

        All of our named executive officers are eligible for an annual bonus under our Senior Management Short-Term Incentive Plan ("STIP"). Through the STIP, certain employees who are viewed as having an opportunity to directly and substantially contribute to achievement of our short-term objectives are selected to participate in the STIP. Approximately forty employees, including the named executive officers, participated in the 2008 STIP.

        Our annual STIP rewards the named executive officers for achieving annual company financial performance objectives and for demonstrating individual leadership. We believe that by providing a positive incentive and annual cash rewards, the STIP plays an integral role in motivating and retaining qualified executives. We also believe the allocation of base salary and annual incentive compensation opportunity for named executive officers generally represents a reasonable combination of fixed salary compared to variable incentive pay opportunity and reflects our goal of retaining and motivating our named executive officers.

        On May 28, 2008, we adopted the 2008 STIP. Through the 2008 STIP, certain of our senior managers and officers who have the opportunity to directly and substantially contribute to our achievement of short-term objectives are eligible to receive short-term incentive compensation. The annual incentive target awards for our senior managers and officers range from 15% to 60% of base salary.

        Under the 2008 STIP, Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and Ms. Lessner had an incentive target of 60% of their base salaries. The respective employment agreements of Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and Ms. Lessner require that they participate in a short-term incentive plan each year with a target bonus of not less than 60% of base salary and a potential to earn at least 100% of base salary.

        The 2008 STIP target bonus levels for Messrs. Ginsburg, Nevin, and Pefanis were equal to the minimum target bonus levels required by their respective employment agreements. These employment agreements were entered into in 2004, following a compensation review by our Board of Directors with the assistance of a compensation consultant with a view toward maintaining competitive target annual cash compensation levels (base salary plus target annual bonuses) that included an adequate combination of fixed and variable pay. These employment agreements require minimum target bonus levels that are equal to the respective executive's target bonus level in 2004. In 2004, the target annual cash bonus as a percentage of base salary for Mr. Ginsburg was determined to be between the 25th percentile and the 50th percentile for competitive target bonus and the target annual cash bonus as a percentage of base salary for Mr. Pefanis was equal to the 75th percentile for competitive target bonus. Mr. Nevin's target bonus as a percentage of salary was 60% compared to a 75th percentile target bonus as a percentage of salary of 50% for chief financial officers. We believe that the responsibilities of chief financial officers vary. Mr. Nevin had an important role in our successful financial restructuring in 2005 and our subsequent financings and also contributes significantly to strategy development and implementation. As a result of these and other considerations, we believe that the target bonus as a percentage of salary for our Chief Financial Officer is appropriate. Mr. Wilson's target bonus as a percentage of salary was 28% compared to a 25th percentile target bonus as a percentage of salary of 30% prior to the IASG merger. Mr. Wilson's target bonus was increased in 2007, after completion of the IASG merger, to 40% which, according to the 2004 report, is equal to the 75th percentile for competitive target bonuses. We believe this is appropriate since our Wholesale Segment is thought to be the largest in the industry based on monthly recurring revenue.

        The compensation consultant's 2004 report indicated that total cash compensation, consisting of base salary plus target bonus, of our named executive officers who were employed with us at that time, other than Mr. Wilson whose position had no match in the study, ranged from the 46th percentile to the 73rd percentile of competitive target total cash compensation. Our STIP bonus targets for the applicable named executive officers were viewed as being generally competitive in 2004. The STIP bonus targets as a percentage of base salaries for Mr. Ginsburg, Mr. Nevin and Mr. Pefanis have not been changed from the target percentages in our 2004 STIP. Mr. Wilson's STIP bonus target increased from 28% to 40% after the IASG merger as discussed above.

        Actual earned payments under the 2008 STIP as a percentage of salary can be greater or less than the target percentage depending on our actual performance measured against the budgeted performance criteria approved by the Compensation Committee and set forth in the 2008 STIP. Accordingly, if our performance exceeds budgeted criteria, actual incentive compensation paid under the 2008 STIP may exceed the targeted percentage of base compensation. Actual payments pursuant to the portion of the 2008 STIP based on the budgeted performance criteria were capped at twice the targeted amount, regardless of actual performance.

        All of the named executives' performance criteria other than Mr. Wilson's are evaluated based on the consolidated Company results. Mr. Wilson's performance criteria are based on a blend of 80% of the Wholesale Segment results and 20% of the consolidated Company results.

        Under the 2008 STIP:

  •
  35% of each annual incentive target award for the named executive officers was based upon steady state net operating cash flow, as defined in the 2008 STIP, which we refer to as the SSNOCF criterion;

  •
  35% of each target award was based on recurring monthly revenue, as defined in the 2008 STIP, which we refer to as the RMR criterion; and

  •
  30% of each target award was based on discretionary qualitative criteria, including managerial effectiveness, each as described in the 2008 STIP.

        There is no payment under the SSNOCF criterion portion of the 2008 STIP unless we generated steady state net operating cash flow equal to at least 80% of the budgeted figure approved by our Board of Directors. The maximum payment under the SSNOCF criterion portion of the 2008 STIP was two times the amount targeted under the SSNOCF criterion portion of the 2008 STIP. This maximum amount payable under the SSNOCF criterion is earned if we generated steady state net operating cash flow equal to at least 120% of the budgeted figure. If steady state net operating cash flow was between 80% and 120% of the budgeted figure, then the payment based on the SSNOCF criterion would be prorated between zero and twice the target amount of bonus based on steady state net operating cash flow.

        Earning a payment under the RMR criterion of the 2008 STIP commenced when actual ending RMR equaled at least 97% of the budgeted figure approved by the Board of Directors. The maximum payment under the RMR criterion portion of the 2008 STIP is two times the amount targeted under the RMR criterion portion of the 2008 STIP. This maximum amount payable under the RMR criterion is earned if we had ended 2008 with recurring monthly revenue equal to at least 103% of the budgeted figure. If recurring monthly revenue is between 99% and 101% of the budgeted figure, then the payment based on the RMR criterion is equal to the target amount under the RMR criterion portion of the 2008 STIP. If the recurring monthly revenue is between 97% and 99% of the budgeted figure, then the payment based on the RMR criterion is decreased by 5% of the targeted amount for each 0.10% below 99% of the budgeted figure (down to 97% of the budgeted figure). If the recurring monthly revenue is between 101% and 103% of the budgeted figure, then the payment based on the RMR criterion is increased by 5% of the targeted amount for each 0.10% above 101% of the budgeted figure (up to 103% of the budgeted figure).

        The SSNOCF performance target under the 2008 STIP was $64,347,000 and $15,239,000 for the consolidated Company and Wholesale Segment, respectively. The RMR performance target under the 2008 STIP was $27,191,000 and $3,960,000 for the consolidated Company and Wholesale Segment, respectively. Payments under the consolidated Company RMR criterion of the 2008 STIP were equal to 65% of the target amount and no payments were made under the consolidated Company SSNOCF criterion of the 2008 STIP since actual results were less than 80% of the target amount. Payments to Mr. Wilson under the blended Company RMR criterion of the 2008 STIP were equal to 93% of the target amount and payments made under the blended Company SSNOCF criterion of the 2008 STIP were equal to 87% of the target amount. We believe actual consolidated Company RMR and SSNOCF were significantly affected by deteriorating economic conditions which resulted in our not meeting the 2008 RMR and SSNOCF performance targets. We experienced higher than expected attrition and lower than expected additions in our Retail and Multifamily segments and also incurred greater than anticipated medical and workers' compensation costs.

        Payments under the discretionary portion of the 2008 STIP to the named executives ranged from 80% to 90% of the target amount. In determining the discretionary portion of payments, the Compensation Committee focused on the fact that our named executive officers managed the ongoing integration of the combined company and provided strong leadership for the integrated company as we faced the challenges of the economic downturn. The Summary Compensation Table reflects payments under the objective financial portion of the 2008 STIP in the "Non-Equity Incentive Plan Compensation" column and reflects payments under the discretionary portion of the 2008 STIP in the "Bonus" column.

        Under the 2008 STIP, the steady state net operating cash flow for purposes of the SSNOCF criterion was determined as follows:

        Steady state net operating cash flow was intended to reflect an estimate of the cash flow that the business would produce on an annual basis if we were to maintain a constant level of recurring monthly revenue, or RMR, by replacing all RMR lost with new RMR additions. In calculating steady state net operating cash flow, we calculated the steady state operating margin and subtracted (i) the steady state investment needed to replace lost RMR and (ii) maintenance capital expenditures. Steady state operating margin was determined by multiplying RMR as of December 31 by our adjusted monitoring and service operating margin percentage multiplied by twelve. The steady state investment in new subscribers was determined by multiplying ending RMR by our trailing twelve months gross attrition percentage multiplied by our average creation multiple. Our average creation multiple was calculated by dividing the sum of acquisition, installation and selling costs less installation revenues by RMR additions for the year.

        Under the 2008 STIP, recurring monthly revenue for purposes of the RMR criterion was determined as follows:

        Recurring monthly revenue is a measure of all the monthly revenue we are entitled to receive under contracts with customers in effect at the end of the period. RMR includes amounts billable to customers with past due balances that we believe are collectible.

        Pursuant to the terms of the 2008 STIP, the following items were excluded from the calculation under the 2008 STIP:

  •
  costs, net of revenues received, resulting from the upgrade of retail customer analog cellular alarm monitoring equipment with digital cellular alarm monitoring equipment;

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  non-cash stock-based compensation;

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  costs arising from re-branding required by termination of the agreement with BellSouth;

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  unbudgeted expenses related to legal costs and settlements, with respect to IASG, arising from matters that preceded the IASG merger;

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  unbudgeted expenses related to legal costs and settlements, with respect to the company, arising from matters that preceded the tenure of current management;

  •
  changes in working capital;

  •
  BellSouth recurring royalties; and

  •
  expenses incurred in raising debt or equity.

        Pursuant to the terms of the 2008 STIP, unbudgeted increases or reductions in RMR that resulted from the following items were excluded from the calculations under the 2008 STIP:

  •
  a billing system conversion;

  •
  dispositions of RMR;

  •
  70% of the impact of a cancellation of or a material reduction of wholesale monitoring RMR of certain named dealers;

  •
  a change in estimate; and

  •
  the analog to digital cellular replacement program.

Equity Compensation

        Equity compensation has historically been offered to our employees who are in positions to affect our long-term success through the formation and execution of our business strategies.

        The Protection One 2004 Stock Option Plan, which is referred to as the 2004 Stock Option Plan, and our stock appreciation rights plan, which is referred to as the SAR Plan with the rights granted under such plan being referred to as SARs, were each adopted in connection with our financial restructuring, which was completed in February 2005. In connection with the restructuring, the terms of the plans were negotiated among our Principal Stockholders and our management, with the oversight and approval of our independent directors.

        Our Board of Directors retained a compensation consultant to review the proposed terms for the SAR Plan and the 2004 Stock Option Plan. The compensation consultant considered compensation practices in private equity firms, including information from a survey titled 2003 Private Equity Firms Compensation Survey, because private equity firms, our Principal Stockholders, then owned approximately 87% of our outstanding stock. The compensation consultant also reviewed practices for thirty-nine companies emerging from restructurings, because the plans were developed in connection with our anticipated financial restructuring. The compensation consultant advised that there were wide variations in equity arrangement practices among companies owned by private equity firms, but that typically between 10% and 20% of the equity interest in such companies was held by employees. With respect to companies emerging from restructurings, the compensation consultant noted that for the companies in its survey, between 2.6% and 20.5% of shares were reserved for employees, with a median of 11%, and that grants of shares of equity upon emergence ranged from 1.3% to 15.2% of outstanding shares, with a median of 8.0%. With respect to companies emerging from restructurings, the compensation consultant noted that the equity interests received by employees typically consisted of stock options, warrants and/or restricted stock. The number of shares reserved under the 2004 Stock Option Plan was equal to approximately 9.9% of our diluted shares outstanding upon completion of the restructuring, and the number of shares underlying options that were granted upon completion of the restructuring was equal to approximately 8.8% of our diluted shares outstanding upon completion of the restructuring. The compensation consultant did not provide directly competitive information with respect to the SAR Plan. The 2004 Stock Option Plan and the SAR Plan were approved by a special committee of our independent directors in connection with the February 2005 financial restructuring.

Stock Options

        We believe that long-term performance is enhanced through an ownership culture that rewards our named executive officers for stock price appreciation through the use of stock options. We believe that stock options encourage executive retention and provide incentive for our named executive officers to increase value for our stockholders.

        Options granted prior to February 2005 under our prior option plans generally vested and became exercisable ratably over a three-year period. Upon the sale by Westar Energy, Inc. of its ownership interest in Protection One on February 17, 2004, all previously issued and unexpired options held by Mr. Ginsburg, Mr. Nevin and Mr. Pefanis accelerated and vested. The exercise prices of all such options were and remain considerably in excess of the trading value of our Common Stock. Our 2004 Stock Option Plan has been our principal stock option plan for executive equity-based compensation awards since 2005.

        Options were granted to our named executive officers who were employed with us and to other employees in February 2005 under the 2004 Stock Option Plan upon the completion of our financial restructuring. The allocation of the options granted was approved by a special committee of independent directors, in consultation with management. The options granted under the 2004 Stock Option Plan generally vest and become exercisable ratably over a 48-month period, provided that the options granted to Mr. Ginsburg, Mr. Nevin and Mr. Pefanis generally vest and become exercisable immediately upon a qualifying termination, as defined in their respective employment agreements, that occurs after any sale by our Principal Stockholders of at least 60% of their equity interest in Protection One. See "Potential Payments Upon Termination or Change in Control" below for additional information. The Outstanding Equity Awards At Fiscal Year End Table reflects the options granted under the 2004 Stock Option Plan to the named executive officers.

        Options were granted in 2006 under the 2004 Stock Option Plan to certain of our non-executive employees. In view of the incentives already provided to the named executive officers by the options granted in February 2005, the Compensation Committee did not grant stock options to the named executive officers in 2006, 2007, or 2008, except for 100,000 options issued in connection with the hiring of Ms. Lessner as chief marketing officer in 2007. The options issued to Ms. Lessner reflect an arm's length negotiation and we believe that such options were appropriate to recruit and provide incentive for a chief marketing officer for a company with our characteristics following the IASG merger.

        The 2004 Stock Option Plan provides that options outstanding under the plan will be equitably and proportionally adjusted or substituted in the event of, among other things, changes in the outstanding Common Stock or in our capital structure by reason of recapitalizations or other relevant changes in capitalization or for any other reason determined to otherwise warrant equitable adjustment. On May 12, 2006, we completed a recapitalization of our balance sheet by increasing our debt in order to pay a cash dividend of $70.5 million, or $3.86 per share, to all holders of record of our Common Stock on May 8, 2006. In order to mitigate the decrease in the value of the stock options caused by the dividend, our Board of Directors approved a cash payment of $2.89 for each vested and unvested option then outstanding under the 2004 Stock Option Plan to the holders of such options, including the named executive officers who held options under the Plan. This payment is referred to as the compensatory make-whole payment. The Board of Directors also reduced the exercise price of each outstanding vested and unvested option, including those held by the named executive officers, by $0.98. The compensation associated with the compensatory make-whole payment and the amortization of options granted under the 2004 Stock Option Plan is reflected in the "Option Awards" column of the Summary Compensation Table.

Stock Appreciation Rights

        We believe that the SAR grants offer a reward to certain of our named executive officers for:

  •
  preserving stockholder value through the successful 2005 restructuring and thereafter;

  •
  remaining with the company; and

  •
  creating an opportunity for our Principal Stockholders, who hold a majority of our outstanding Common Stock, to sell at least a substantial portion of their interest, which could also result in a liquidity event for our other stockholders.

        On February 8, 2005, upon the completion of the financial restructuring, Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and an executive officer who has since separated from the company received an aggregate of approximately 798,473, 532,981, 465,111 and 199,618 SARs, respectively, on a post-reverse stock split basis. The allocation of the SARs was approved by a special committee of independent directors, in consultation with management. The SARs vest and become payable upon the earlier of (1) a qualified sale as defined in the SAR Plan, which generally means our Principal Stockholders' sale of at least 60% of their equity interest in Protection One, provided that if the qualified sale is not a permissible distribution event (as defined in the SAR Plan) the payment will be made, with interest, in connection with a subsequent permissible distribution event, and (2) February 8, 2011. The exercise price of the SARs was $4.50 on the grant date and increases by 9% per annum, which is referred to as the fixed return, compounded annually, beginning on February 8, 2006. If our Principal Stockholders sell less than 60% of their equity interest in Protection One, the exercise price applicable to an equivalent percentage of management's SARs would be based on the fixed return through the date of such sale. Each SAR that vests and becomes payable in connection with a qualified sale will generally entitle the holder of a SAR to receive the difference between the exercise price and the lesser of (1) the value of the consideration paid for one share of stock in such qualified sale, or the fair market value of one share of stock if the qualified sale is not a sale to a third party and (2) $7.50, provided that if a SAR holder's right to receive stock is converted pursuant to the SAR Plan into a right to receive cash from a grantor trust that we may establish, the amount of cash payable will be credited with interest at 6% per annum, compounded annually, from the date such conversion is effective until the applicable payment date.

        The SAR Plan provides that the exercise price of the SARs shall be equitably adjusted or modified as necessary to preserve the intended economic benefit of the original grant in the event there is, among other things, a recapitalization, and the SAR Plan provides that the exercise price of the SARs may be adjusted or modified upon the occurrence of any event that makes adjustment or modification appropriate and equitable to prevent inappropriate penalties or windfalls with respect to the terms of the SAR Plan and the holders of the SARs. On May 12, 2006, after determining that the $70.5 million cash dividend declared on April 27, 2006 would adversely impact the SARs granted in 2005, our Board of Directors agreed to amend the SARs agreements by effectively fixing the exercise price on 439,160 outstanding SARs, which we refer to as the modified SARs, at $5.02. Therefore, if there is not a qualified sale prior to February 8, 2011, the holders of these modified SARs will be entitled to receive the difference between $7.50 and $5.02 per SAR, or $2.48, from us for a total cash outlay of approximately $1.1 million on February 8, 2011.

        In November 2006, our Board of Directors approved the reallocation of SARs forfeited by a former executive officer to the other SAR Plan participants, Mr. Ginsburg, Mr. Nevin and Mr. Pefanis. As proposed by our Chief Executive Officer and approved by our Board of Directors, the forfeited SARs were reallocated to the applicable named executive officers in proportion to the number of SARs that they held immediately before the reallocation. Except for a reallocation upon any forfeiture by a former executive officer, the SAR Plan does not allow for any grant of additional SARs.

        The fiscal year 2006, 2007 and 2008 expenses associated with the modified SARs, including the reallocated modified SARs, is included in the "Option Awards" column of the Summary Compensation Table. As of December 31, 2008, we have established a liability of approximately $0.6 million to reflect the portion of the modified SARs that have been earned since the date of the modification through December 31, 2008 with the associated expense reflected in general and administrative expense. Assuming there is no qualified sale prior to February 8, 2011, we expect to record approximately $0.2 million in expense per year through February 8, 2011 related to these SARs. As of December 31, 2008, no value has been ascribed to the SARs that have not been modified and no value will be allocated to those SARs unless and until it becomes probable that a qualified sale will occur.

All Other Compensation

        As described in footnote 3 to the Summary Compensation Table, other compensation to our named executive officers included: commuter travel expenses and related taxes; car allowances; company contributions under our 401(k) plan, which are available to employees generally; and payment of life insurance premiums. These payments and other benefits, the amounts of which are not material to us, provide additional compensation and benefits to the applicable named executive officers and, in the case of travel expenses and car allowances, in part defray certain personal expenses related to the applicable named executive officer's employment. We believe that these payments and other benefits are reasonable and appropriate components of a compensation program that is designed to attract and retain talented executives.

Change in Control and Severance Arrangements

        Our change in control and severance arrangements with our named executive officers are described under "Potential Payments Upon Termination or Change in Control."

        We believe that we should provide severance benefits to the named executive officers. Our severance benefits for the named executive officers reflect, among other things, the fact that it may be difficult for a named executive officer to find comparable employment within a short period of time. We believe that our severance arrangements are an important element in the retention of the named executive officers.

        We provide Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and Mr. Wilson with additional benefits in the event of a qualifying termination in connection with a change in control. The employment agreement provisions regarding payment upon termination in connection with a change in control were established prior to our 2005 financial restructuring and were intended to, among other things, encourage the named executive officers to enter into the new employment agreements and focus on our performance rather than other employment alternatives. We believe that the interest of stockholders is served by aligning the interests of the named executive officers with them and that providing change in control benefits reduces the potential for named executive officers to be reluctant toward pursuing a change in control transaction that may be in the best interest of stockholders. We believe that our change in control and severance arrangements with the named executive officers are an important element in the retention and incentive of the named executive officers.

        Three of our named executive officers who we believe are in a position to have the greatest impact on the company also hold SARs that would result in payment upon a qualified sale, as discussed above.

Tax Treatment under Section 162(m), 280G and 409A of the Code

Section 162(m) of the Code

        In structuring our compensation plans, we take into consideration Section 162(m) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, and other factors the Compensation Committee deems appropriate. Section 162(m) of the Code disallows the deduction of compensation for each of the named executive officers in excess of $1,000,000 per person, except for certain payments based upon performance goals. Nevertheless, in order to accomplish the objectives described above with respect to our compensation programs, some of the compensation under our compensation programs is not deductible by reason of Section 162(m). The stock options granted to our named executive officers were designed so that any expense we recognize under the Code resulting from them would be deductible under Section 162(m). Base salary, bonuses paid for 2006 under the STIP, the compensatory make-whole payment under the 2004 Stock Option Plan, and perquisites and personal benefits paid in 2006, to the extent in the aggregate they were in excess of $1,000,000 per named executive officer, were not deductible by reason of Section 162(m).

        We do not believe that payments that may be made in the future to any named executive officers pursuant to SARs granted in 2005 would meet the performance-based compensation exception, and therefore those payments would be subject to the Section 162(m) limitation. In addition, any payments made to the named executive officers pursuant to their respective employment agreements following a change in control may also not be deductible due to the Section 162(m) limitation.

Section 280G of the Code

        As discussed below under "Potential Payments Upon Termination or Change in Control," under the employment agreements with Messrs. Ginsburg, Nevin, Pefanis, and Wilson, in the event that any amounts or benefits paid to a named executive officer pursuant to his current employment agreement are subject to the excise tax imposed under Section 4999 of the Code, we will pay the named executive officer an additional amount to compensate him for that tax liability. In general, if the total amount of payments to an individual that are contingent upon a "change in control" (as defined in Section 280G of the Code) of Protection One equals or exceeds three times the individual's "base amount" (generally, the individual's average annual compensation for the five calendar years preceding the change in control), the payments may be treated as "parachute payments" under the Code. The portion of such payments that exceeds the individual's "base amount" is non-deductible to us under Section 280G of the Code, and the individual is subject to a 20% excise tax on such amount under Section 4999 of the Code. Under the existing employment agreements of Messrs. Ginsburg, Nevin, Pefanis, and Wilson we are obligated to make additional cash payments to the named executive officers to compensate them for the 20% excise tax so that they receive the same benefit from their awards as if such excise tax did not apply. These additional payments are non-deductible by us and constitute income to the executives, which requires further payment under the employment agreements to compensate the executives for the income tax incurred with respect to such payments. Non-deductible parachute payments generally reduce the $1 million deduction limitation under Section 162(m) of the Code, discussed above.

        The employment agreements of each of Messrs. Ginsburg, Nevin, Pefanis, and Wilson provides that they agree to reduce the aggregate amount of any payments or benefits that constitute "parachute payments" under Section 280G of the Code to the extent necessary so that such payments and benefits do not equal or exceed three times the named executive officer's "base amount" (and therefore are not subject to the excise tax imposed by Section 4999); provided, however, that a named executive officer is not required to make any such reduction if the reduction necessary to cause such payments and benefits not to equal or exceed three times his "base amount" is more than $100,000.

        It is currently expected that any payments made with respect to the SAR Plan upon any qualified sale would be considered parachute payments for Section 280G purposes. If upon a "change in control" of Protection One (as defined in Section 280G of the Code), we chose to exercise our discretion under the 2004 Stock Option Plan to terminate unvested options issued under the Stock Option Plan in exchange for consideration or otherwise accelerated the vesting of options, the value attributable to such consideration or accelerated vesting would be considered a parachute payment.

        As discussed under "Potential Payments Upon Termination or Change in Control," each of the employment agreements of the named executive officers whose employment agreement provides benefits in connection with a change in control has a "double trigger" for severance payments in the event of a change in control. This means that there must be both a change in control and a qualifying termination before the executive is entitled to such payment. We agreed to include these provisions regarding payment upon a qualifying termination in connection with a change in control in the employment agreements entered into with the named executive officers in 2004, when we anticipated a financial restructuring, which was successfully completed in 2005.

Section 409A of the Code

        Section 409A of the Code sets forth specific requirements relating to the payment of deferred compensation to employees and other service providers. Deferred compensation payments that do not meet these requirements are generally taxed to the employee or service provider when they vest, and may also be subject to a 20% penalty tax, payable by the employee or service provider. We have structured payments under our executive compensation programs in a manner that is intended to meet the requirements of Code Section 409A.

Compensation Committee Report

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our 2008 Information Statement and, accordingly, incorporated by reference into our Annual Report on Form 10-K for 2008. This report is provided by the following directors, who comprise the Compensation Committee:

COMPENSATION COMMITTEE MEMBERS:

Robert J. McGuire
Jeff Nordhaus

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Richard Ginsburg,	2008	500,000	83,835	511,439	(1)	70,639	31,780	1,197,693
Chief Executive Officer	2007	500,000	81,000	482,211	(1)	257,600	24,668	1,345,479
	2006	450,000	81,000	1,870,165	(2)	204,800	26,499	2,632,464
Darius G. Nevin,	2008	330,000	55,331	324,836	(1)	46,622	68,161	824,950
Chief Financial Officer	2007	330,000	53,460	305,327	(1)	170,016	31,750	890,553
	2006	300,000	54,000	1,171,466	(2)	136,534	35,710	1,697,710
Peter Pefanis,	2008	307,875	50,301	314,462	(1)	42,383	21,140	736,161
Executive VP Operations	2007	294,121	54,000	297,437	(1)	154,560	21,166	821,284
	2006	267,000	48,060	1,166,241	(2)	121,515	21,049	1,623,865
Kimberly Lessner,	2008	271,956	44,433	246,996	(1)	37,439	20,877	621,701
Chief Marketing Officer	2007	215,814	38,944	144,081	(1)	111,467	15,233	525,539
	2006	—	—	—		—	—	—
Tony Wilson,	2008	235,000	22,560	9,405	(1)	59,257	20,240	346,462
President—CMS

(1)
The amount in "Option Awards" includes amortization recognized under SFAS 123R of the February 8, 2005 stock option awards for Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and Mr. Wilson and the 2007 stock option award for Ms. Lessner. For Mr. Ginsburg, Mr. Nevin and Mr. Pefanis, the amount shown under "Option Awards" also includes 2008 amortization of $122,050, $81,468, and $71,094 respectively, and 2007 amortization of $92,822, $61,959, and $54,069 respectively, relating to their SARs. See discussion of assumptions used in the valuation of the option awards in Note 7, "Share-Based Employee Compensation" in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)
The amount in "Option Awards" includes amortization recognized under SFAS 123R of the February 8, 2005 stock option awards both before and after a May 12, 2006 modification of the awards totaling $538,803, $336,752, and $336,752 for Mr. Ginsburg, Mr. Nevin and Mr. Pefanis, respectively. The modification was made in accordance with the anti-dilution provisions of the option awards due to a $3.86 per share dividend to shareholders on May 12, 2006. The option holders received a $0.98 reduction in the exercise price of their options (reducing the exercise price to $6.52 per option from $7.50 per option) and a make-whole payment of approximately $2.89 per option. Approximately $2.04 per option of the $2.89 per option make-whole payment related to options that had not yet vested and, accordingly, that amount is also included in "Option Awards." Make-whole payments of $1,792,793, $1,120,496, and $1,120,496 were made to Mr. Ginsburg, Mr. Nevin and Mr. Pefanis, respectively, of which $1,269,895, $793,685 and $793,685 are included in "Option Awards." For Mr. Ginsburg, Mr. Nevin and Mr. Pefanis, the amount shown under "Option Awards" also include $61,467, $41,029 and $35,804, respectively, relating to the amortization under SFAS 123R of their SARs. See discussion of assumptions used in the valuation of the option awards in Note 8, "Share-Based Employee Compensation" in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)
"All Other Compensation" for the periods presented includes the following items:

	Mr. Ginsburg	Mr. Nevin	Mr. Pefanis	Ms. Lessner	Mr. Wilson
2008
Commuting travel and related taxes, including income tax reimbursements of $3,366 for Mr. Ginsburg and $17,537 for Mr. Nevin	$9,106	$46,949	$—	$—	$—
Car allowance	14,488	13,536	13,536	13,536	13,536
Company contributions to 401(k) plan	5,086	5,086	5,086	5,086	4,406
Life and disability insurance premiums paid by the Company	3,100	2,590	2,518	2,255	2,298

Total	$31,780	$68,161	$21,140	$20,877	$20,240

2007
Commuting travel and related taxes, including income tax reimbursements of $717 for Mr. Ginsburg and $3,855 for Mr. Nevin	$1,965	$10,557	$—	$—	$—
Car allowance	14,488	13,536	13,536	11,024	—
Company contributions to 401(k) plan	5,201	5,201	5,201	2,650	—
Life and disability insurance premiums paid by the Company	3,014	2,456	2,429	1,559	—

Total	$24,668	$31,750	$21,166	$15,233	$—

2006
Commuting travel and related taxes, including income tax reimbursements of $1,347 for Mr. Ginsburg and $5,106 for Mr. Nevin	$3,841	$14,562	$—	$—	$—
Car allowance	14,488	13,536	13,536	—	—
Company contributions to 401(k) plan	5,232	5,232	5,232	—	—
Life and disability insurance premiums paid by the Company	2,938	2,380	2,281	—	—

Total	$26,499	$35,710	$21,049	$—	$—

Grants of Plan Based Awards

						All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
							Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	SARs Units (#)	Threshold ($)	Target ($)	Maximum ($)
Richard Ginsburg	5/28/08(1)	—	0	217,350	434,700	—	—	—
Darius G. Nevin	5/28/08(1)	—	0	143,451	286,902	—	—	—
Peter Pefanis	5/28/08(1)	—	0	130,410	260,820	—	—	—
Kimberly Lessner	5/28/08(1)	—	0	115,196	230,392	—	—	—
Tony Wilson	5/28/08(1)	—	0	65,800	131,600	—	—	—

(1)
These amounts relate to payments under the 2008 Short-Term Incentive Plan. See the discussion under "Compensation Discussion and Analysis" for additional information relating to the 2008 Short-Term Incentive Plan.

        Each named executive officer is party to an employment agreement. The terms of Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and Mr. Wilson's employment agreements are automatically extended on July 23 of each year for an additional one-year period, subject to either party's right to terminate by giving written notice at least 30 days prior to the end of the term. The term of Ms. Lessner's employment agreement commenced on March 8, 2007 and continued until the date of her resignation. Ms. Lessner resigned effective April 15, 2009. The current employment agreements provide for minimum annual base salaries for each of Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and Mr. Wilson and previously provided a minimum annual base salary for Ms. Lessner. The annual base salaries of the named executive officers in 2008 were increased from 2007 as follows: Mr. Pefanis' increased from $300,000 to $310,500 and Ms. Lessner's increased from $265,000 to $274,275. Mr. Ginsburg and Mr. Nevin deferred commencement of their salary increases; however, the increased amounts were utilized in computing their respective incentive compensation and bonus payments. Mr. Wilson did not receive an increase in 2008. Pursuant to their employment agreements, the named executive officers are eligible to receive bonus awards, payable in cash or otherwise, and to participate in all of our employee benefit plans and programs in effect for the benefit of our senior executives, including stock option, 401(k) and insurance plans. We will reimburse the named executive officers for all reasonable expenses incurred in connection with the conduct of our business, provided the executive officers properly account for any such expenses in accordance with our policies. Pursuant to their employment agreements, Mr. Ginsburg's and Mr. Nevin's reimbursable business expenses include the travel related costs from and to their homes. Further, pursuant to their employment agreements, should any portion of our reimbursement of travel expenses incurred by Mr. Ginsburg or Mr. Nevin constitute taxable wages for federal income or employment tax purposes, we will pay Mr. Ginsburg and Mr. Nevin an additional amount to cover such tax liability.

        As discussed in "Compensation Discussion and Analysis," on May 12, 2006, after determining that the $70.5 million cash dividend declared on April 27, 2006 would adversely impact the SARs granted in 2005, our Board of Directors agreed to amend the SARs agreements by effectively fixing the exercise price on 439,160 outstanding SARs (the modified SARs) at $5.02. Therefore, if there is not a qualified sale prior to February 8, 2011, the holders of these modified SARs will be entitled to receive the difference between $7.50 and $5.02 per SAR, or $2.48, from us for a total cash outlay of approximately $1.1 million on February 8, 2011.

        Also as discussed in "Compensation Discussion and Analysis," in November 2006, our Board of Directors approved the reallocation of SARs forfeited by a former executive officer to the other SAR Plan participants, Mr. Ginsburg, Mr. Nevin and Mr. Pefanis.

        The fiscal year 2008 expense associated with the modified SARs, including the reallocated modified SARs, is included in the "Option Awards" column of the Summary Compensation Table.

        The options granted to Ms. Lessner in 2007 were granted under the 2004 Stock Option Plan. They were scheduled to vest and become exercisable ratably over a 48-month period during the term of her employment. Prior to her resignation in April 2009 a total of 45,833 options vested under her agreement and are exercisable until April 15, 2010.

        As described under "Compensation Discussion and Analysis," in order to mitigate the decrease in the value of stock options caused by our $3.86 per share dividend and recapitalization completed in May 2006, our Board of Directors approved a compensatory make-whole cash payment of $2.89 for each vested and unvested option then outstanding under the 2004 Stock Option Plan to the holders of such options, including to the named executive officers who held options under the plan. Our Board of Directors also reduced the exercise price of each vested and unvested option by $0.98.

        Pursuant to the terms of their respective employment agreements, upon the occurrence of termination of employment each named executive officer is entitled to certain payments and benefits, which are described below under "Potential Payments Upon Termination or Change in Control." The employment agreements contain provisions relating to non-competition, non-solicitation, non-disparagement and the protection of confidential information, which are also discussed below under "Potential Payments Upon Termination or Change in Control."

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Richard Ginsburg	595,159	25,876	—	6.52	(1)	02/08/2011
	—	195,182	—	5.02	(2)	02/08/2011
	—	692,010	—	6.30	(3)	02/08/2011
	17,500	—	—	65.83		04/16/2011
Darius G. Nevin	371,974	16,173	—	6.52	(1)	02/08/2011
	—	130,284	—	5.02	(2)	02/08/2011
	—	461,917	—	6.30	(3)	02/08/2011
	1,000	—	—	103.50		02/08/2012
	4,400	—	—	60.30		08/01/2011
Peter Pefanis	371,974	16,173	—	6.52	(1)	02/08/2011
	—	113,693	—	5.02	(2)	02/08/2011
	—	403,097	—	6.30	(3)	02/08/2011
	1,000	—	—	67.00		06/04/2011
	900	—	—	103.50		02/08/2012
	2,000	—	—	137.50		06/28/2012
	500	—	—	135.00		09/12/2012
Kimberly Lessner	39,583	60,417	—	14.50	(4)	5/7/2013
Tony Wilson	14,375	625	—	6.52	(1)	02/08/2011
	120	—	—	446.38		1/21/2009
	200	—	—	71.88		1/27/2010
	450	—	—	67.50		3/14/2011
	200	—	—	103.50		2/08/2012

(1)
These options, which were granted on February 8, 2005, vest and become exercisable ratably over a 48-month period beginning with the first full month following the grant date, or March 1, 2005, provided that the options granted to Mr. Ginsburg, Mr. Nevin and Mr. Pefanis generally vest and become exercisable immediately upon a qualifying termination, as defined in their respective employment agreements (excluding a qualifying termination resulting from a voluntary termination for any reason during the thirty-day period beginning six months after certain potential change in control transactions), that occurs after any sale by our Principal Stockholders of at least 60% of their equity interest in Protection One.

(2)
Represents the base price of the modified SARs. Due to the May 12, 2006 modification, the base price on the modified SARs is fixed at $5.02 per SAR. See "Compensation Discuss and Analysis—Stock Appreciation Rights" above, for additional information.

(3)
Represents the base price as of December 31, 2008 of the unmodified SARs. Under the SAR Plan, the base price increases at a rate of 9% compounded annually. See "Compensation Discuss and Analysis—Stock Appreciation Rights" above, for additional information.

(4)
These options, which were granted on May 7, 2007, vest and become exercisable ratably over a 48-month period beginning with the first full month following the grant date, or June 1, 2007.

Potential Payments Upon Termination or Change in Control

        We have entered into employment agreements with the named executive officers and maintain certain plans that in certain circumstances provide for payments or other benefits upon termination or following a change in control. Illustrative estimated payments and benefits that, based on various assumptions, could be provided to each named executive officer in each covered circumstance are shown in the tables below, assuming that the triggering event occurred on December 31, 2008 and at a price per share of our Common Stock equal to the closing market price as of that date. Other assumptions used in preparing these estimates, the specific circumstances that would trigger these payment(s) or the provision of other benefits, the types of payment(s) or benefits that may be triggered, how payment and benefit levels are determined, material conditions or obligations applicable to the receipt of payments or benefits, and material factors regarding the named executive officers' employment agreements are described in the footnotes to and the narrative following these tables.

Richard Ginsburg, Chief Executive Officer	Non-Qualifying Termination (1)	Qualifying Termination (2)	Qualifying Termination with Change in Control (2)(3)		Death or Disability (4)		Change in Control (Without a Qualifying Termination) (5)
Compensation:
Base Salary	$—	$1,035,000	$1,547,325		$—		$—
Short-Term Incentive:
Current Year Pro Rata Amount	—	990,790	1,317,751		—		—
Other Severance Payment Amount	—	—	—		—		—
Long-Term Incentive:
Stock Options—Unvested and Accelerated(6)	—	—	—		—		—
Stock Appreciation Rights—Unvested and Accelerated(6)	—	—	—		—		—
Benefits and perquisites:
Post-Employment Benefits(7)	—	36,422	36,422		—		—
Life Insurance Proceeds	—	—	—		1,035,000		—
Disability Benefits	—	—	—		—	(4)	—
Accrued Vacation Pay	74,639	74,639	74,639		74,639		—
280G Tax Gross-up	—	—	—	(8)	—		—

TOTAL:	$74,639	$2,136,851	$2,976,137		$1,109,639		—

Darius G. Nevin, Chief Financial Officer	Non-Qualifying Termination (1)	Qualifying Termination (2)	Qualifying Termination with Change in Control (2)(3)		Death or Disability (4)		Change in Control (Without a Qualifying Termination) (5)
Compensation:
Base Salary	$—	$683,100	$1,021,235		$—		$—
Short-Term Incentive:
Current Year Pro Rata Amount	—	658,270	994,547		—		—
Other Severance Payment Amount	—	—	—		—		—
Long-Term Incentives:
Stock Options—Unvested and Accelerated(6)	—	—	—		—		—
Stock Appreciation Rights—Unvested and Accelerated(6)	—	—	—		—		—
Benefits and perquisites:
Post-Employment Benefits(7)	—	32,121	32,121		—		—
Life Insurance Proceeds	—	—	—		683,100		—
Disability Benefits	—	—	—		—	(4)	—
Accrued Vacation Pay	49,262	49,262	49,262		49,262		—
280G Tax Gross-up	—	—	—	(8)	—		—

TOTAL:	$49,262	$1,422,753	$2,097,165		$732,362		—

Peter Pefanis, Executive Vice President and Chief Operating Officer	Non-Qualifying Termination (1)	Qualifying Termination (2)	Qualifying Termination with Change in Control (2)(3)		Death or Disability (4)		Change in Control (Without a Qualifying Termination) (5)
Compensation:
Base Salary	$—	$621,000	$928,395		$—		$—
Short-Term Incentive:
Current Year Pro Rata Amount	—	595,526	887,736		—		—
Other Severance Payment Amount	—	—	—		—		—
Long-Term Incentives:
Stock Options—Unvested and Accelerated(6)	—	—	—		—		—
Stock Appreciation Rights—Unvested and Accelerated(6)	—	—	—		—		—
Benefits and perquisites:
Post-Employment Benefits(7)	—	28,926	28,926		—		—
Life Insurance Proceeds	—	—	—		621,000		—
Disability Benefits	—	—	—		—	(4)	—
Accrued Vacation Pay	44,784	44,784	44,784		44,784		—
280G Tax Gross-up	—	—	—	(8)	—		—

TOTAL:	$44,784	$1,290,236	$1,889,841		$665,784		—

Kimberly Lessner, Former Executive Vice President and Chief Marketing Officer	Non-Qualifying Termination (1)	Qualifying Termination (2)	Qualifying Termination with Change in Control (2)(3)	Death or Disability (4)		Change in Control (Without a Qualifying Termination) (5)
Compensation:
Base Salary	$—	$274,275	$274,275	$—		$—
Short-Term Incentive:
Current Year Pro Rata Amount	—	150,411	150,411	—		—
Other Severance Payment Amount	—	—	—	—		—
Long-Term Incentives:
Stock Options—Unvested and Accelerated(6)	—	—	—	—		—
Stock Appreciation Rights—Unvested and Accelerated(6)	—	—	—	—		—
Benefits and perquisites:
Post-Employment Benefits(7)	—	6,600	6,600	—		—
Life Insurance Proceeds	—	—	—	548,550		—
Disability Benefits	—	—	—	—	(4)	—
Accrued Vacation Pay	39,559	39,559	39,559	39,559		—
280G Tax Gross-up	—	—	—	—		—

TOTAL:	$39,559	$470,845	$470,845	$588,109		$—

Tony Wilson, President CMS	Non-Qualifying Termination (1)	Qualifying Termination (2)	Qualifying Termination with Change in Control (2)(3)		Death or Disability (4)		Change in Control (Without a Qualifying Termination) (5)
Compensation:
Base Salary	$—	$235,000	$467,650		$—		$—
Short-Term Incentive Plan:
Current Year Pro Rata Amount	—	86,794	259,513		—		—
Other Severance Payment Amount	—	—	—		—		—
Long-Term Incentives:
Stock Options—Unvested and Accelerated(6)	—	—	—		—		—
Stock Appreciation Rights—Unvested and Accelerated(6)	—	—	—		—		—
Benefits and perquisites:
Post-Employment Benefits(7)	—	8,717	17,435		—		—
Life Insurance Proceeds	—	—	—		470,000		—
Disability Benefits	—	—	—		—	(4)	—
Accrued Vacation Pay	33,894	33,894	33,894		33,894		—
280G Tax Gross-up	—	—	—	(8)	—		—

TOTAL:	$33,894	$364,405	$778,492		$503,894		—

(1)
A non-qualifying termination is any termination not qualifying as a qualifying termination, and includes a voluntary termination by the named executive without good reason, retirement, a termination by us for cause, or any termination on account of death or disability. The meanings of the terms "cause" and "good reason" for purposes of determining potential payments to named executive officers upon termination or a change in control are described below.

(2)
A qualifying termination is a termination of the named executive's employment by us other than for cause or by the named executive for good reason. These calculations assume that the named executive's date of termination was December 31, 2008 and assume that the price per share of our Common Stock on the date of termination was $4.78 per share, which was the closing price per share of our Common Stock as of December 31, 2008 reported on the Nasdaq Global Market.

(3)
This column applies to a qualifying termination within four months prior or one year after a change in control. The meaning of the term "change in control," for purposes of determining potential payments to named executive officers under their respective employment agreements upon a qualifying termination with a change in control, is described below. These calculations assume that the change in control occurred on December 31, 2008.

(4)
A termination due to death or disability is not a qualifying termination. Our long-term disability coverage provides each named executive up to 66.67% of base salary up to a maximum monthly benefit of $11,112. The amount of any actual disability payments would depend on the length of the disability and other factors, and accordingly, cannot be reasonably estimated. We provide life insurance coverage equal to two times the named executive's base salary.

(5)
Assumes that the change in control is also a qualified sale and that it occurred as of December 31, 2008. If a change in control did not constitute a qualified sale, such an event would not trigger a payout on the SARs. We have assumed for illustrative purposes that we would exercise our discretion under the 2004 Stock Option Plan to accelerate vesting or terminate options in exchange for consideration in the event of a change in control. If we were not to exercise our discretion under the 2004 Stock Option Plan to accelerate vesting or terminate options in exchange for consideration in the event of the change in control, then the change in control without a qualifying termination would not trigger any acceleration of vesting or termination of options in exchange for consideration.

(6)
Assumes a value per share of our Common Stock of $4.78 per share, which was the closing price per share of our Common Stock as of December 31, 2008 reported on the Nasdaq Global Market. No values are shown in this row because there was no intrinsic value of the options as of December 31, 2008 (the exercise price per share as of December 31, 2008 was higher than the closing price per share).

(7)
Mr. Ginsburg, Mr. Nevin and Mr. Pefanis are entitled to continuing medical, dental and life insurance coverage for three years following a qualifying termination. Mr. Wilson is and Ms. Lessner was entitled to one year of continuing coverage following a qualifying termination. In addition, Mr. Wilson is entitled to two years of continuing coverage following a qualifying termination coupled with a change in control.

(8)
We have agreed to reimburse each of Messrs. Ginsburg, Nevin, Pefanis, and Wilson for all excise taxes that are imposed on the executive under Section 280G and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G excise taxes. See the discussion below under "Post-Termination Benefits Under Employment Agreements."

        Below is a description of additional assumptions that were used in creating the tables above and certain contract provisions relating to the potential payments shown in the tables above. Unless otherwise noted the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination or change in control.

Post-Termination Benefits Under Employment Agreements

        Each named executive officer is party to an employment agreement. The terms of Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and Mr. Wilson's employment agreements are automatically extended on

July 23 of each year for an additional one-year period, subject to either party's right to terminate by giving written notice at least 30 days prior to the end of the term. The term of Ms. Lessner's employment agreement commenced on March 8, 2007 and continued until her resignation. Certain terms of these employment agreements relating to compensation during the applicable named executive officer's term of employment are described above in the narrative following the Grants of Plan Based Awards table.

        Pursuant to the terms of their respective employment agreements, a termination of employment by us other than for "cause", including if we provide a notice of nonrenewal of the employment agreement, or by the executive for "good reason," constitutes a "qualifying termination," and upon a qualifying termination Mr. Ginsburg, Mr. Nevin and Mr. Pefanis would be entitled to receive:

  •
  a lump-sum cash payment equal to

  •
  annual base salary and bonus amounts earned but not previously paid through the date of the termination;

  •
  a bonus equal to the average bonus over the preceding three years (the average annual bonus) pro-rated for the fiscal year in which the termination occurs, less any amount paid to the executive from our annual incentive plan for the fiscal year in which the termination occurs; and

  •
  the cash equivalent of any accrued paid time off,

  •
  a lump-sum cash payment equal to the sum of

  •
  2.0 (or 2.99 for terminations within four months prior to or one year after a "change in control") times the executive officer's annual base salary plus

  •
  2.0 (or 2.99 for terminations within four months prior to or one year after a "change in control") times the executive officer's average annual bonus, and

  •
  continued participation for three years in our medical, dental and life insurance plans or a lump-sum cash payment in lieu thereof.

        Mr. Wilson's employment agreement also provides that a qualifying termination is defined as a termination of employment by us other than for "cause" or by Mr. Wilson for "good reason." Upon a qualifying termination, Mr. Wilson would be entitled to receive

  •
  a lump-sum cash payment equal to:

  •
  his annual base salary and bonus amounts earned but not previously paid through the date of the termination;

  •
  a bonus equal to the average bonus over the preceding three years (the average annual bonus) pro-rated for the fiscal year in which the termination occurs, less any amount paid to the executive from our annual incentive plan for the fiscal year in which the termination occurs; and

  •
  the cash equivalent of any accrued paid time off,

  •
  a lump-sum cash payment equal to the sum of

  •
  1.0 (or 1.99 for terminations within four months prior to or one year after a "change in control") times his annual base salary plus

  •
  1.0 (or 1.99 for terminations within four months prior to or one year after a "change in control") times his average annual bonus, and

  •
  continued participation for one year (or two years for terminations within four months prior to or one year after a "change in control") in our medical, dental and life insurance plans or a lump-sum cash payment in lieu thereof.

        Additionally, Ms. Lessner's employment agreement provided that a qualifying termination is defined as a termination of employment by us other than for "cause" or by Ms. Lessner for "good reason." Upon a qualifying termination, Ms. Lessner was entitled to receive:

  •
  a lump-sum cash payment equal to the sum of:

  •
  her annual base salary payable through the date of termination;

  •
  bonus amounts payable for prior fiscal years;

  •
  bonus amounts not paid as a result of Ms. Lessner's election to defer payment;

  •
  a pro-rata portion of her annual bonus for the fiscal year in which the date of termination occurs; and

  •
  the cash equivalent of any accrued paid time off, in each case to the extent not already paid.

  •
  a second lump-sum cash payment equal to the sum of her highest annual base salary during the 12- month period immediately prior to the date of termination plus an additional bonus in an amount calculated pursuant to the terms of her employment agreement, and

  •
  continued participation for one year in our medical, dental, and life insurance plans or a lump-sum cash payment in lieu thereof.

        Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and Mr. Wilson's employment agreements were amended on February 8, 2005 to provide that the executives' rights with respect to options granted under the 2004 Stock Option Plan and, for Mr. Ginsburg, Mr. Nevin and Mr. Pefanis, SARs granted under the SAR Plan, will be governed exclusively by the terms of such plans and the applicable grant agreements, including such rights in the event of a termination of employment or an underwritten registered public offering of voting securities.

        The definitions of "cause" and "good reason" in the named executive officers' employment agreements are described below under "Involuntary not for Cause Termination and Termination for Good Reason."

Non-Compete, Non-Solicitation, Non-Disparagement and Confidentiality Provisions of Employment Agreements

        Each named executive officer's employment agreement with us includes non-compete, non-solicitation, non-disparagement and confidentiality provisions. The non-compete provisions for Mr. Ginsburg, Mr. Nevin and Mr. Pefanis' employment agreements apply during the named executive officer's employment and until the second anniversary of the named executive officer's termination of employment, which is referred to as the non-competition period. The non-compete provisions for Ms. Lessner and Mr. Wilson's employment agreements apply during their employment and until the first anniversary of his or her termination of employment (which is also referred to as the non-competition period) or in the case of Mr. Wilson, the second anniversary in the event he is entitled to payments under certain change in control provisions of his employment agreement. During the non-competition period, each named executive officer is generally prohibited from owning, managing, operating or otherwise being connected to any entity engaged, at the time that the named executive officer becomes associated with the entity, in the business of providing property monitoring services with revenue in excess of $160,000,000, except that each named executive officer's employment agreement provides that he or she may own for investment purposes an aggregate of up to 3% of the publicly traded securities of any corporation listed on the New York Stock Exchange, the American Stock Exchange or The Nasdaq National Market. If a named executive officer challenges the enforceability of the non-compete provisions of his or her employment agreement, then he or she forfeits any right to any payments with respect to base salary, short term incentive plan, benefits and perquisites under his or her employment agreement that are triggered by a termination of employment to the extent that such payments or benefits have not already been received.

        The non-solicitation, non-disparagement and confidentiality provisions in each named executive officer's employment agreement are not expressly linked to the receipt of payments or benefits upon a termination of employment or a change in control. The non-solicitation and confidentiality provisions apply during the non-competition period. The non-disparagement provisions are not expressly limited in duration.

Equity Acceleration

        Had there been a qualifying termination of any of our named executive officer's employment as of December 31, 2008, under the 2004 Stock Option Plan the executive would have been entitled to one month of additional vesting acceleration of the executive's then unvested stock options. Pursuant to their respective option agreements, all options granted under the 2004 Stock Option Plan held by Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and Ms. Lessner will vest and become exercisable immediately on a qualifying termination that occurs on or after a qualified sale, as defined in the SAR Plan, and will remain exercisable until the earlier of the expiration date of the options or the first anniversary of such termination. We have assumed for purposes of the tables above that we would exercise our discretion under the 2004 Stock Option Plan to accelerate vesting or terminate options in exchange for consideration in the event of a change in control. All options granted under the 2004 stock option plan held by Mr. Ginsburg, Mr. Nevin and Mr. Pefanis have vested and are exercisable as of February 2009.

        Under the 2004 Stock Option Plan, in the event of a merger or consolidation in which we are not the surviving corporation or certain other transactions with a similar effect, the Compensation Committee may provide that all outstanding options will terminate and their holders will be entitled to receive a net payment in cash or other consideration for the terminated options based on the amount of the per share consideration being paid for the shares of our Common Stock in the transaction less the applicable exercise price per share under the option. We have assumed for illustrative purposes in preparing the tables above that we would exercise our discretion under the 2004 Stock Option Plan to accelerate vesting or terminate options in exchange for consideration in the event of a change in control. Under the option agreements applicable to the named executive officers, if an option holder's right to receive stock is converted pursuant to the 2004 Stock Option Plan into a right to receive cash, the amount of cash payable will be credited with interest at 6% per annum, compounded annually, from the date such conversion is effective until the applicable payment date. For purposes of the tables above, we have assumed an applicable payment date of December 31, 2008.

        Under the option agreements applicable to options granted to named executive officers under the 2004 Stock Option Plan, any shares of stock purchased through the exercise of options generally will be issued and delivered to the option holder, and any net payment due to such holder if an option holder's right to receive stock is converted pursuant to the plan into a right to receive cash or other consideration will be paid to such holder, upon (and only upon) the earlier of: (1) six months after death, disability or a separation from service, as such terms are used in Section 409A of the Code; (2) ten calendar days following a change in control for purposes of Section 409A of the Code, and (3) February 8, 2011. Accordingly, a change in control, separation from service, death or disability for purposes of Section 409A may accelerate a net payment due to a holder and may accelerate delivery of any shares of stock that have been purchased through the exercise of stock options under the 2004 Stock Option Plan. As of December 31, 2008, none of the named executive officers had exercised any stock options, nor had any of their stock options been converted into the right to receive a net payment in cash or other consideration, under the 2004 Stock Option Plan.

        As described in "Compensation Discussion and Analysis," under the SAR Plan, the SARs, which are held by Mr. Ginsburg, Mr. Nevin and Mr. Pefanis, vest and become payable upon the earlier of (1) a "qualified sale" as defined in the SAR Plan, which generally means the first transaction that results in our Principal Stockholders and their affiliates having sold, assigned or transferred to unaffiliated parties at least 60% of the equity interest in Protection One held as of February 8, 2005 by our Principal Stockholders, provided that, if the qualified sale does not qualify as a permissible distribution event, then the payment will be made, with interest, in connection with a subsequent permissible distribution event, and (2) February 8, 2011.

Health Care Benefits

        The value of the health benefits, which consists of medical, dental and life insurance benefits, is estimated based upon the current costs to us of providing such benefits.

Involuntary not for Cause Termination and Termination for Good Reason

        Each of our named executive officers will be entitled to certain benefits as described in the tables above in the event of a qualifying termination, which means that the executive's employment is terminated by us for reasons other than cause or by the executive for good reason, as defined in the named executive officer's employment agreement.

        A termination of a named executive officer by us is for "cause" if it is for any of the following reasons:

  •
  the willful and continued failure of the named executive officer to perform substantially his or her duties with the company (other than any such failure resulting from such named executive officer's incapacity due to physical or mental illness or any such failure subsequent to the named executive officer being delivered a notice of termination without cause by us or the named executive officer delivering a notice of termination for good reason to us) that is not remedied within 30 days after a written demand for substantial performance is delivered to the named executive officer by the Chairman of our Board of Directors or the Chairman of the Compensation Committee or, in the case of named executive officers other than the Chief Executive Officer, the Chief Executive Officer, which specifically identifies the manner in which the named executive officer has not substantially performed his or her duties; or

  •
  the named executive officer's conviction by a court of law, admission in a legal proceeding that he is guilty or plea of nolo contendere, in each case, with respect to a felony.

        For purposes of the definition of the term "cause," no act or failure to act by a named executive officer will be considered "willful" unless it was done or omitted to be done by the named executive officer in bad faith and without reasonable belief that his or her action or omission was in, or not opposed to, our best interests.

        A termination by a named executive officer is for "good reason" if it is based on any of the following events:

  •
  any change in the duties or responsibilities (including reporting responsibilities) of the named executive officer that is inconsistent in any material and adverse respect (which may be cumulative) with named executive officer's position(s), duties, responsibilities or status with the company (including any adverse diminution of such duties or responsibilities), provided, however, that good reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly due to us no longer being a publicly traded entity;

  •
  the failure to reappoint or reelect the named executive officer to any position held by him or her without his or her consent;

  •
  a material breach of the employment agreement by the company including but not limited to reduction in the named executive officer's base salary or other reduction in medical, dental, life or disability benefits (except to the extent such reductions apply consistently to all other senior executives); or

  •
  the relocation by the company of the named executive officer's principal workplace location more than 50 miles (35 miles for Mr. Pefanis and 25 miles for Mr. Ginsburg and Mr. Nevin) from the workplace location principally used by the named executive officer as of the date of the employment agreement.

        In addition, a termination by Ms. Lessner would also have been for "good reason" if it was based on the failure to offer a short-term incentive plan each year with a target bonus of not less than 60% of annual base salary and a potential to earn at least 100% of annual base salary (unless Ms. Lessner consented otherwise, to be paid no later than the end of the first calendar quarter after the year with respect to which such bonus related).

        A termination by Mr. Ginsburg is also for "good reason" if it is based on any of the following events:

  •
  the appointment by our Board of Directors of our chief operating officer, chief financial officer or president over Mr. Ginsburg's written objection;

  •
  causing or permitting, without Mr. Ginsburg's consent, any person other than Mr. Ginsburg to present and recommend the business plan to the Board of Directors;

  •
  subject to restrictions under our bylaws as of the date of Mr. Ginsburg's employment agreement, July 23, 2004, reducing the hiring or firing authority of Mr. Ginsburg as in effect as of such date (it being understood, however, that Mr. Ginsburg will consult and collaborate with our Board of Directors prior to the hiring or firing of any senior manager of the company); or

  •
  the appointment of a Chairman of our Board of Directors (other than a Chairman who is not an executive or an officer of the company) without Mr. Ginsburg's consent.

        In addition, a termination by any of Mr. Ginsburg, Mr. Nevin or Mr. Pefanis is also for "good reason" if it is based on our failure to indemnify the named executive officer pursuant to the terms of his employment agreement with respect to any payments previously made to the named executive officer.

Payments upon a Termination in connection with a Change in Control

        Each of Messrs. Ginsburg, Nevin, Pefanis, and Wilson will be entitled to certain benefits described if the executive's employment is terminated pursuant to a qualifying termination during the four-month period before or the 12-month period after a change in control, as defined in the named executive officer's employment agreement. A change in control means any of the following:

  •
  individuals who constituted our Board of Directors as of February 8, 2005, which persons are referred to as incumbent directors, and persons whose election or nomination for election was approved by a vote of at least two-thirds of the incumbent directors then on the Board, which persons are also deemed to be incumbent directors, cease for any reason to constitute at least a majority of our Board of Directors;

  •
  any person, entity or any group (other than affiliates of Quadrangle Group LLC, MacKay Shields, LLC or Citibank International plc or certain of their affiliates, which are referred to as the specified debt holders, and certain other entities, including our employee benefit plans, underwriters temporarily holding securities pursuant to offering of such securities and any entity controlled by our named executive officer and our other employees) becomes a beneficial owner, directly or indirectly, of 33 1/3% of the combined voting power of our then outstanding securities eligible to vote for the election of our Board of Directors, unless a specified debt holder continues to beneficially own a greater number of our shares or has the right to direct the vote of a greater number of voting securities for our directors, than that held by such other person, entity or group;

  •
  a dissolution or liquidation of the company; or

  •
  a merger, consolidation, statutory share exchange, sale of all or substantially all of our assets or other similar business combination, unless:

  •
  more than 50% of the total voting power of the surviving parent corporation immediately following the business combination is represented by our voting securities that were outstanding immediately prior to the business combination;

  •
  no person (other than one or more specified debt holders, an employee benefit plan of a specified debt holder or the surviving parent corporation, or a group in which one or more specified debt holders holds a majority of the voting power of the subject securities held by such group) is or becomes the beneficial owner of more than 33 1/3% of the total voting power of the outstanding voting securities eligible to elect directors of the surviving parent corporation; and

  •
  at least a majority of the members of the board of directors of the surviving parent corporation following the completion of the business combination were our incumbent directors at the time that our Board of Directors approved the initial agreement providing for the business combination.

Tax Gross-up on Lump-Sum Insurance Related Payments

        We have agreed to reimburse each named executive officer for any income taxes that are payable by the executive as a result of the company, in lieu of providing post-termination medical, dental and life insurance benefits, electing to pay to the executive a lump sum payment, which is referred to as a lump sum insurance payment, based on the cost of premiums required to provide continuing medical, dental and life insurance coverage comparable to that available under our plans. We have also agreed to reimburse the executive for any income taxes that are payable by the executive as a result of our reimbursement to the executive for such income taxes that are payable by the executive.

        For purposes of the table above, we have assumed that we will not elect to pay any lump sum insurance payment. If we were to elect to pay a lump sum insurance payment, then we estimate, based on the current costs of the applicable premiums to the company, that the lump sum insurance payment to Mr. Ginsburg, Mr. Nevin, Mr. Pefanis, Ms. Lessner and Mr. Wilson would be $56,977, $51,444, $42,412, $18,341 and $36,346, respectively. We estimate that the associated tax gross-up payments (based upon a 35% federal income tax rate, a 1.45% Medicare tax rate and the applicable state income tax rate) would be $20,959, $19,053, $17,932, $6,685 and $13,248, to Mr. Ginsburg, Mr. Nevin, Mr. Pefanis, Ms. Lessner and Mr. Wilson, respectively.

280G Tax Gross-up

        Upon a change in control of the company, one or more of our named executive officers may be subject to certain excise taxes pursuant to Section 280G of the Code. We have agreed to reimburse each of Messrs. Ginsburg, Nevin, Pefanis, and Wilson for all excise taxes that are imposed on the executive under Section 280G and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G excise taxes. There is no Section 280G tax gross-up amount in the above tables, based on the assumptions used in the preparation of such tables. However, depending on the facts and circumstances in existence at the time of any actual termination or change in control, we may be obligated to pay Section 280G tax gross-up amounts.

        The payment of any Section 280G tax gross-up amount will be payable to each of Messrs. Ginsburg, Nevin, Pefanis, and Wilson for any excise tax incurred regardless of whether the executive's employment is terminated. However, the amount of any Section 280G tax gross-up will change based upon when the executive's employment with us is terminated because the amount of compensation subject to Section 280G will change. In the event that no compensation is subject to Section 280G, no Section 280G tax gross up will be paid.

        Each of Messrs. Ginsburg's, Nevin's, Pefanis', and Wilson's employment agreements provide that he agrees to reduce the aggregate amount of any payments or benefits that constitute "parachute payments" under Section 280G of the Code to the extent necessary so that such payments and benefits do not equal or exceed three times the named executive officer's "base amount" (and therefore are not subject to the excise tax imposed by Section 4999); provided, however, that such named executive officer is not required to make any such reduction if the reduction necessary to cause such payments and benefits not to equal or exceed three times his "base amount" is more than $100,000.

SECURITY OWERSHIP OF CERTAIN BENEFICIAL OWNERS

        This section includes information referenced in Part III, Item 10, Directors, Executive Officers and Corporate Governance, related to our executive officers, and Item 12, Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters, of our Annual Report on Form 10-K for the period ended December 31, 2008.

        The following table sets forth certain information, as of April 23, 2009, with respect to all persons known by us to be the beneficial owners of more than 5% of our outstanding Common Stock, each of our directors, each of our named executive officers and all of our directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner listed in the table is c/o Protection One, Inc., 1035 N. 3rd Street, Suite 101, Lawrence, KS 66044. Information in the table with respect to beneficial owners of more than 5% of our outstanding Common Stock is based on such owners' Schedule 13D as filed with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of April 23, 2009(1)		Percent of Class
POI Acquisition, L.L.C. 375 Park Avenue, 14th Floor New York, NY 10152	11,803,887		46.63%
Monarch Alternative Capital LP 535 Madison Avenue New York, NY 10022	5,901,942	(2)	23.31%
State Teachers Retirement Board of Ohio 275 East Broad Street Columbus, OH 43215	1,596,700		6.31%
Richard Ginsburg	725,247	(3)(8)	2.79%
Darius G. Nevin	489,658	(3)(8)	1.90%
Peter J. Pefanis	425,944	(3)(8)	1.66%
Kimberly Lessner	48,833	(3)	*
Tony Wilson	21,361	(3)	*
Raymond C. Kubacki	4,603	(6)	*
Robert J. McGuire	6,773	(6)	*
Jeff Nordhaus	0	(7)	*
Alex Hocherman	0	(4)	*
Thomas J. Russo	4,023	(6)	*
Edward F. Sippel	0	(9)	*
Michael Weinstock	0	(5)	*
Arlene M. Yocum	5,473	(6)	*
All directors and named executive officers as a group	1,731,915		6.46%

*
Each individual owns less than one percent of the outstanding shares of our Common Stock.

(1)
This column reflects our directors' and named executive officers' beneficial ownership of shares of our Common Stock.

(2)
Monarch Debt Recovery Master Fund Ltd ("MDRMF") and Monarch Opportunities Master Fund Ltd ("MOMF") holds 5,533,071 and 368,871 shares of our Common Stock directly. Monarch Alternative Capital LP (formerly known as Quadrangle Debt Recovery Advisors LP) ("Monarch") is the advisor of each of these entities and may be deemed to share voting and/or dispositive power over shares held by them. However, Monarch disclaims beneficial ownership of such shares. MDRA GP LP is the general partner with regards to investment matters of Monarch and Monarch GP LLC is the sole general partner of MDRA GP LP. MDRA GP LP and Monarch GP LLC may be deemed to share voting and/or dispositive power with respect to the shares held by MDRMF and MOMF, however both disclaim beneficial ownership of such shares.

(3)
Includes shares subject to options that are currently exercisable or that become exercisable within 60 days after April 23, 2008 as follows: Mr. Ginsburg, 638,535; Mr. Nevin, 393,547; Mr. Pefanis, 392,547; Ms. Lessner, 45,833 and Mr. Wilson, 15,970.

(4)
Mr. Hocherman is a Vice President of Quadrangle Group LLC, an affiliate of Quadrangle GP Investors LLC. Quadrangle GP Investors LLC is the general partner of Quadrangle GP Investors LP, the general partner of each of Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners-A LP (collectively, the "Quadrangle Funds"), which together own all of the equity of POI Acquisition, L.L.C. (sometimes referred to as "POIA"). Mr. Hocherman disclaims beneficial ownership of the shares of our Common Stock that may be deemed beneficially owned by POIA, Quadrangle GP Investors LLC, Quadrangle GP Investors LP, the Quadrangle Funds or any affiliates or former affiliates thereof.

(5)
Mr. Weinstock is a Managing Principal of MDRMF and MOMF. Mr. Weinstock disclaims beneficial ownership of the shares of our Common Stock that may be owned or deemed beneficially owned by MDRMF, MOMF, Monarch or any affiliates thereof.

(6)
Includes RSUs that will vest within 60 days after April 23, 2008 as follows: Mr. McGuire 2,744, Mr. Kubacki 1,994, Ms. Yocum 1,994, and Mr. Russo 1,994.

(7)
Mr. Nordhaus is a Managing Member of Quadrangle GP Investors LLC and a Manager of POIA. Mr. Nordhaus disclaims beneficial ownership of the shares of our Common Stock that may be owned or deemed beneficially owned by POIA, the Quadrangle Funds or any affiliates or former affiliates thereof.

(8)
Amounts owned exclude SARs for Mr. Ginsburg, Mr. Nevin and Mr. Pefanis, granted on February 8, 2005 pursuant to the management incentive plan. See "Executive Compensation and Related Information—Compensation Discussion and Analysis" for information on the SAR grant, including the modification and reallocation of SARs in 2006.

(9)
Mr. Sippel is a Managing Member of Quadrangle GP Investors LLC. Mr. Sippel disclaims beneficial ownership of the shares of our Common Stock that may be owned or deemed beneficially owned by POIA, the Quadrangle Funds or any affiliates or former affiliates thereof.

Executive Officers

        The following table sets forth the name, age and position of each person who serves as an executive officer as of April 23, 2009.

Name	Age	Background
Richard Ginsburg	40	Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001 and President since July 2001. He was a founder of Guardian International, Inc., a security monitoring company, and served as its President and Chief Executive Officer from August 1996 to April 2001.
Darius G. Nevin	51
		Mr. Nevin has served as our Executive Vice President and Chief Financial Officer since August 2001. He served as our director from November 2002 to May 2003. From October 1997 to August 2001, he was the Chief Financial Officer of Guardian International, Inc. For most of the ten years prior to October 1997, Mr. Nevin served in senior executive positions for a provider of commercial electronic security systems and services.
Peter J. Pefanis	62
		Mr. Pefanis has served as our Executive Vice President and Chief Operating Officer since March of 2007. He was Executive Vice President of Protection One Alarm Monitoring, Inc., our wholly-owned subsidiary, from September 2002 to March 2007, and was Senior Vice President from June 2001 to September 2002. Prior to his role at Protection One, during a span of 27 years, Mr. Pefanis held senior positions at SecurityLink, Honeywell, National Guardian Corp., and Wells Fargo.
J. Eric Griffin	50	Mr. Griffin has served as our Vice President, General Counsel and Secretary since December 2001. He served as Executive Director of Legal Services from May 2000 to December 2001.
Joseph R. Sanchez	48
		Mr. Sanchez has served as our Senior Vice President Customer Operations since June 2004. He served as Vice President Customer Operations from August 1999 to June 2004. Mr. Sanchez has been with us since 1990 and has held various manager and director level positions within the organization.
E. Andy Devin	46
		Mr. Devin has served as our Treasurer since September 2004 and our Vice President-Finance since August 2007. He has served as Vice President since 2001 and was our Controller from 1999 to July 2007. Prior to joining us, Mr. Devin held various positions with Westar Energy, our former majority owner, and prior to that spent seven years in public accounting.
Tony Wilson	41
		Mr. Wilson has served as President of Security Monitoring Services, Inc. (d/b/a CMS), our wholly owned subsidiary, since 1991. Mr. Wilson was one of the original founders of CMS and has served in various roles with the company since 1984.
Sarah Strahm	34
		Ms. Strahm has served as Chief Accounting Officer since August of 2007. Prior to joining us, Ms. Strahm spent nine years in public accounting with PricewaterhouseCoopers LLP where she most recently served as a senior manager.

        All of our officers are appointed by the Board and hold their respective offices until their respective successors have been appointed, or their earlier death, resignation or removal by the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        This section includes information referenced in Part III, Item 13, Certain Relationships and Related Transactions, and Director Independence, of our Annual Report on Form 10-K for the period ended December 31, 2008.

Related Party Policy and Procedures

        It is our current written policy to prohibit all related party transactions with us unless the Audit Committee (referred to below as the "Committee") of the Board of Directors has determined in advance of the company entering into any such transaction that there is a compelling business reason to enter into such a transaction.

        There is a general presumption that a related party transaction with us will not be approved by the Committee. However, the Committee may approve a related party transaction if:

  (1)
  The Committee finds that there is a compelling business reason to approve the transaction, taking into account such factors as the absence of other unrelated parties to perform similar work for a similar price within a similar timeframe; and

  (2)
  The Committee finds that it has been fully apprised of all significant conflicts that may exist or otherwise arise on account of the transaction, and it believes, nonetheless, that we are warranted in entering into the related party transaction and have developed an appropriate plan to manage the potential conflicts of interest.

        We have adopted the provisions of Statement of Financial Accounting Standards No. 57, "Related Party Disclosures" for purposes of disclosing related party transactions. Executive officers, directors and selected members of management are routinely asked to disclose known related party transactions. In addition, our Code of Ethical Business Conduct includes provisions prohibiting any action that would constitute a conflict of interest. Any employee, officer or director who becomes aware of a conflict or potential conflict must bring it to the attention of the appropriate personnel as provided in our Code of Ethical Business Conduct.

        During 2008, we were not a party to any transaction or series of similar transactions of a material amount in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had a direct or indirect material interest, other than in connection with the transactions described below:

Board of Directors and Amended Bylaws

        If and for so long as POI Acquisition, L.L.C. owns at least 40% of the outstanding shares of our Common Stock, it shall have the right to elect to increase the size of the Board by two directors, which it shall be entitled to designate.

        The stockholders agreement also includes voting agreements, certain restrictions on the transfer of our Common Stock, drag-along rights in favor of POI Acquisition, L.L.C. and tag-along rights in favor of Monarch, all upon customary terms and subject to certain customary exceptions (including exceptions for certain transfers among affiliates). In addition, the stockholders agreement provides the Principal Stockholders with the right to participate on a proportional basis in any future equity issuance by us, except for issuances pursuant to registered public offerings, business combination transactions or officer, employee, director or consultant arrangements.

Registration Rights Agreement

        As a condition to the consummation of the debt-for-equity exchange, we entered into a registration rights agreement with POI Acquisition, L.L.C. and Monarch. The registration rights agreement provides, among other things, that we will register, upon notice, shares of our Common Stock owned by such parties. Under the registration rights agreement, POI Acquisition, L.L.C. is permitted up to four demand registrations and Monarch is permitted up to two demand registrations, subject to certain conditions described in the agreement. POI Acquisition, L.L.C. and Monarch also received piggyback registration rights whereby they shall have the opportunity to register their securities pursuant to any registration statement we may file in the future, subject to certain conditions. We are also obligated to pay certain of their expenses pursuant to the registration of their securities under the registration rights agreement.

2008 Credit Agreement

        On March 14, 2008, POAMI, as borrower, Protection One, Inc., the lenders party thereto, Lehman Brothers Inc., as syndication agent, and Bear Stearns Corporate Lending Inc., as administrative agent, entered into a Credit Agreement (the "Credit Agreement") for an unsecured term loan in the amount of $110,340,000 (the "Term Loan") due March 14, 2013. The Term Loan lenders include, among others, entities affiliated with Quadrangle GroupLLC, Monarch Alternative Capital LP and Arlon Group. Three of our directors, Mr. Nordhaus, Mr. Hocherman and Mr. Sippel, and two of our former directors, Mr. Ormond and Mr. Rattner, are or were affiliated with Quadrangle Group LLC, one of our directors, Mr. Weinstock, is affiliated with Monarch Alternative Capital LP, and one of our former directors, Mr. Tanner, is affiliated with Arlon Group.

        The Credit Agreement provides that interest will accrue on the outstanding principal amount of the Term Loan at the prime rate (as defined in the Credit Agreement) plus 11.5% per annum, with interest payments due semi-annually on each March 14th and September 14th. Principal amounts outstanding under the Term Loan may be prepaid in part or in full. Any principal prepayments made prior to March 14, 2009 would have been subject to a make-whole premium as described in the Credit Agreement; however, none were made.

        The Credit Agreement contains covenants, including, among other things, covenants that restrict the ability of POAMI, Protection One and its subsidiaries to incur certain additional indebtedness, create or permit liens on assets, issue certain equity securities that mature or have redemption features or engage in certain mergers, consolidations or dispositions. If an event of default under the Credit Agreement shall occur and be continuing, the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

Audit Committee Report

        The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Information Statement by reference, except to the extent we incorporate this Report by specific reference.

        The Audit Committee of the Board of Directors has:

  •
  Reviewed and discussed with management, management's presentation of the audited financial statements;

  •
  Discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and Rule 2-07 of Security and Exchange Commission Regulation S-X; and

  •
  Received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

        In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

        The preceding report has been furnished by the following members of the Audit Committee:

  Robert J. McGuire (Chair)
  Raymond C. Kubacki
  Arlene Yocum

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        This section includes information referenced in Part III, Item 14, Principal Accountant Fees and Services, of our Annual Report on Form 10-K for the period ended December 31, 2008.

Audit Fees

        The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for fiscal years ended December 31, 2008 and 2007 are as follows:

	For the year ending December 31, 2008	Percentage of service approved by the Audit Committee	For the year ending December 31, 2007	Percentage of service approved by the Audit Committee
Audit fees(a)	$1,116,357	100%	$1,180,573	100%
Audit-related fees(b)	39,585	100%	325,096	100%
Tax fees	—	—	—	—
All other fees(c)	2,500	100%	—	—

Total fees	$1,158,442		$1,505,669

(a)
Includes fees for the respective year-end audit, related quarterly reviews, and for 2008, our SEC comment letter and Preferability letter.

(b)
For 2008 and 2007 includes fees for the audits of our employee benefit plans and our Form S-3 filing. Our amendment to the S-4 filing and fees related to the IASG Merger are also included in the 2007 amount.

(c)
ACL software training

        The Audit Committee of our Board reviewed the services provided by Deloitte & Touche LLP, along with the fees related to such services. The Audit Committee reviews audit fees to be paid to and other services to be provided by the independent registered public accountants. The Audit Committee has considered, and will consider, whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm.

        The Audit Committee charter, which was adopted on March 11, 2005, provides that the Audit Committee will review and pre-approve all audit and non-audit services (excluding prohibited non-audit services as defined in the Sarbanes-Oxley Act of 2002) to be provided to us by our independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). The Audit Committee may consult with management in making its decision, but it may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full Audit Committee at the next regularly scheduled meeting of the Audit Committee. This authority has been delegated by the Audit Committee to Mr. McGuire. The Audit Committee has established policies and procedures for the engagement of the outside auditor to provide permissible non-audit services, which shall include pre-approval of such services.

        The Audit Committee will periodically assess the suitability of our independent registered public accountants, taking into account all relevant fees and circumstances, including the qualifications of other accounting firms. Representatives from Deloitte and Touche LLP will not be in attendance at the annual meeting.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors are required to file certain reports with the Securities and Exchange Commission. These reports disclose the amount of our Common Stock that is held by our executive officers and directors, in addition to changes in their ownership of stock. Copies of these reports are required to be furnished to us. We believe that all of our current executive officers, directors and beneficial owners of more than 10% of our Common Stock filed all reports required for 2008 by Section 16(a) of the Exchange Act on a timely basis. Our belief that all required filings were made is based solely on our review of the copies of reports furnished to us, or on written representations to us that no such reports were required.

Code of Ethics

        We have adopted a code of ethics that applies to all employees, including executive officers and senior financial and accounting employees. It is our policy to comply strictly with the letter and spirit of all laws affecting our business and the conduct of our officers, directors and employees in business matters. We make available the code of ethics, free of charge, on our website at www.protectionone.com and by responding to requests addressed to our investor relations department. The investor relations department can be contacted by mail at Protection One, Inc., Attn: Investor Relations, 1035 N. 3rd Street, Suite 101, Lawrence, KS 66044 or by calling (785) 856-9368.

Stockholders Sharing an Address; Copies of Annual Report

        To reduce the expense of delivering duplicate materials to stock holders that share an address, we have adopted a procedure approved by the SEC called "householding." Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources.

        If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice, Annual Report on Form 10-K for the period ended December 31, 2008, or Information Statement mailed to you, please contact our transfer agent, BNY Mellon

Shareowner Services, by mail at 480 Washington Boulevard, Jersey City, NJ 07310, by telephone at 800-898-5324 or by e-mail at shrrelations@bnymellon.com. However, please note that if you want to receive a paper copy of the proxy materials for this year's annual meeting, please follow the instructions included in the Notice that was sent to you. If you are a stockholder of record receiving multiple copies, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request to Protection One, Inc., Attn: Corporate Secretary, 1035 N. 3rd Street, Suite 101, Lawrence, Kansas 66044. A copy of our Annual Report on Form 10-K for the year ended December 31, 2008 also may be obtained through the internet at the Securities and Exchange Commission's website www.sec.gov or our website www.protectionone.com.

Stockholder Proposals

        Stockholder proposals intended to be included in our information statement or proxy statement, as applicable, for our 2010 annual meeting of stockholders must be addressed to the attention of our Corporate Secretary and received at our principal executive offices at 1035 N. 3rd Street, Suite 101, Lawrence, Kansas 66044 by January 15, 2010. For other stockholder proposals intended to be presented at the 2010 annual meeting (but not in our information statement or proxy statement), the deadline is March 31, 2010.

Other Business

        The Board is not aware of any matter to be presented at the meeting other than the matters described above.

By Order of the Board of Directors,

J. ERIC GRIFFIN Corporate Secretary

Lawrence, Kansas
May 15, 2009